                                                                     EXHIBIT 4.1

                                                                [EXECUTION COPY]


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                                CREDIT AGREEMENT

                         Dated as of September 29, 2000

                                      among

                             DUCOMMUN INCORPORATED,
                             a Delaware corporation,

                                  as Borrower,

                         the Lenders referred to herein,

                           FIRST UNION NATIONAL BANK,

                              as Syndication Agent

                                       and

                              BANK OF AMERICA, N.A.

                            as Administrative Agent.

                         BANC OF AMERICA SECURITIES LLC
                       Lead Arranger and Sole Book Manager



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

                                  TABLE OF CONTENTS

                                                                                            Page
                                                                                            ----
ARTICLE 1.  DEFINITIONS AND ACCOUNTING TERMS .........................................       1
       1.1  Defined Terms ............................................................       1
       1.2  Use of Defined Terms .....................................................      20
       1.3  Accounting Terms .........................................................      20
       1.4  Exhibits and Schedules ...................................................      20
       1.5  "References to "Borrower and/or its Subsidiaries" ........................      21

ARTICLE 2.  LOANS AND LETTERS OF CREDIT ..............................................      22
       2.1  Loans-General ............................................................      22
       2.2  Base Rate Loans ..........................................................      23
       2.3  LIBOR Loans ..............................................................      23
       2.4  Letters of Credit ........................................................      24
       2.5  Swing Line ...............................................................      27
       2.6  Voluntary Reduction of Commitments .......................................      28
       2.7  Mandatory Reductions of the Aggregate Commitments ........................      28
       2.8  Administrative Agent's Right to Assume Funds Available for Advances ......      29
       2.9  Senior Indebtedness ......................................................      29

ARTICLE 3.  PAYMENTS AND FEES ........................................................      30
       3.1  Principal and Interest ...................................................      30
       3.2  Lead Arranger's Fees .....................................................      31
       3.3  Upfront Fees .............................................................      31
       3.4  Non-Use Fee ..............................................................      31
       3.5  Letter of Credit Fees ....................................................      31
       3.6  Administrative  Fees .....................................................      32
       3.7  Increased Commitment Costs ...............................................      32
       3.8  LIBOR Costs and Related Matters ..........................................      32
       3.9  Default Rate .............................................................      35
       3.10 Computation of Interest and Fees .........................................      36
       3.11 Non-Business Days ........................................................      36
       3.12 Manner and Treatment of Payments .........................................      36
       3.13 Funding Sources ..........................................................      37
       3.14 Failure to Charge Not Subsequent Waiver ..................................      37
       3.15 Administrative Agent's Right to Assume Payments Will be Made by Borrower .      38
       3.16 Fee Determination Detail .................................................      38
       3.17 Survivability ............................................................      38

ARTICLE 4.  REPRESENTATIONS AND WARRANTIES ...........................................      39
       4.1  Existence and Qualification; Power; Compliance With Laws .................      39
       4.2  Authority; Compliance With Other Agreements and Instruments and Government
            Regulations ..............................................................      39
       4.3  No Governmental Approvals Required .......................................      40
       4.4  Subsidiaries .............................................................      40
       4.5  Financial Statements .....................................................      41

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
       4.6  No Other Liabilities; No Material Adverse Effect .........................      41
       4.7  Title to and Location of Property ........................................      41
       4.8  Intangible Assets ........................................................      41
       4.9  Public Utility Holding Company Act .......................................      41
       4.10 Litigation ...............................................................      41
       4.11 Binding Obligations ......................................................      42
       4.12 No Default ...............................................................      42
       4.13 ERISA Plans ..............................................................      42
       4.14 Regulations T, U and X; Investment Company Act ...........................      42
       4.15 Disclosure ...............................................................      42
       4.16 Tax Liability ............................................................      43
       4.17 Employee Matters .........................................................      43
       4.18 Environmental Matters ....................................................      43
       4.19 Projections ..............................................................      44

ARTICLE 5.  AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND
            REPORTING REQUIREMENTS) ..................................................      45
       5.1  Payment of Taxes and Other Potential Liens ...............................      45
       5.2  Preservation of Existence ................................................      45
       5.3  Maintenance of Properties ................................................      45
       5.4  Maintenance of Insurance .................................................      45
       5.5  Compliance With Laws .....................................................      45
       5.6  [RESERVED] ...............................................................      46
       5.7  Keeping of Records and Books of Account ..................................      46
       5.8  Compliance With Agreements, Duties and Obligations .......................      46
       5.9  Use of Proceeds ..........................................................      46
       5.10 Subsidiary Guaranty ......................................................      46
       5.11 [RESERVED] ...............................................................      46
       5.12 Inspection Rights ........................................................      46
       5.13 Interest Rate Protection Agreement .......................................      46

ARTICLE 6.  NEGATIVE COVENANTS .......................................................      48
       6.1  Disposition of Property ..................................................      48
       6.2  Mergers ..................................................................      48
       6.3  Distributions ............................................................      48
       6.4  Hostile Tender Offers ....................................................      48
       6.5  ERISA ....................................................................      48
       6.6  Change in Nature of Business .............................................      49
       6.7  Liens, Negative Pledges and Rights of Others .............................      49
       6.8  Indebtedness and Contingent Obligations ..................................      49
       6.9  Transactions with Affiliates .............................................      50
       6.10 Change in Fiscal Year ....................................................      50
       6.11 Payment or Prepayment of Subordinated Obligations ........................      50
       6.12 Leverage Ratio ...........................................................      50
       6.13 Minimum EBITDA ...........................................................      50
       6.14 Interest Coverage Ratio ..................................................      51
       6.15 Net Worth ................................................................      51

       6.16 Capital Expenditures .....................................................      51
       6.17 Acquisitions and Investments .............................................      51

ARTICLE 7.  INFORMATION AND REPORTING REQUIREMENTS ...................................      53
       7.1  Financial and Business Information .......................................      53
       7.2  Compliance Certificates ..................................................      55

ARTICLE 8.  CONDITIONS ...............................................................      56
       8.1  Closing Conditions .......................................................      56
       8.2  Any Increasing Loan, Etc. ................................................      57

ARTICLE 9.  EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT .....................      58
       9.1  Events of Default ........................................................      58
       9.2  Remedies Upon Event of Default ...........................................      60

ARTICLE 10. THE ADMINISTRATIVE AGENT .................................................      63
       10.1 Appointment and Authorization ............................................      63
       10.2 Administrative Agent and Affiliates ......................................      63
       10.3 Proportionate Interest in any Collateral .................................      63
       10.4 Creditors' Credit Decisions ..............................................      63
       10.5 Action by Administrative Agent ...........................................      64
       10.6 Liability of Administrative Agent ........................................      64
       10.7 Indemnification ..........................................................      65
       10.8 Successor Administrative Agent ...........................................      66
       10.9 No Obligations of Borrower ...............................................      66

ARTICLE 11. MISCELLANEOUS ............................................................      68
       11.1 Cumulative Remedies; No Waiver ...........................................      68
       11.2 Amendments; Consents .....................................................      68
       11.3 Costs, Expenses and Taxes ................................................      68
       11.4 Nature of Lenders' Obligations ...........................................      69
       11.5 Survival of Representations and Warranties ...............................      69
       11.6 Notices ..................................................................      70
       11.7 Execution of Credit Documents ............................................      70
       11.8 Binding Effect; Assignment ...............................................      70
       11.9 Right of Setoff ..........................................................      73
       11.10 Sharing of Setoffs ......................................................      73
       11.11 Indemnity by Borrower ...................................................      73
       11.12 Nonliability of the Lenders .............................................      74
       11.13 Nonliability of Responsible Official ....................................      75
       11.15 Confidentiality .........................................................      75
       11.16 Further Assurances ......................................................      76
       11.17 Governing Law ...........................................................      76
       11.18 Severability of Provisions ..............................................      76
       11.19 Headings ................................................................      76
       11.20 Time of the Essence .....................................................      76
       11.21 Foreign Lenders and Participants ........................................      76

       11.22 Integration .............................................................      77
       11.23 Hazardous Material Indemnity ............................................      77
       11.24 Waiver of Right to Trial by Jury ........................................      78
       11.25 Purported Oral Amendments ...............................................      78
       11.26 Removal of a Lender .....................................................      78

Exhibits

A  -   Assignment Agreement
B  -   Compliance Certificate
C  -   Form of Note
D  -   Request for Loan
E  -   Request for Redesignation of Loan
F  -   Request for Letter of Credit

Schedules

4.4    Subsidiaries
4.7    Real Property Interests
4.10   Litigation
4.18   Environmental Matters
6.7    Liens and Rights of Others
6.8    Existing Indebtedness

                                CREDIT AGREEMENT

                           Dated as of _______ , 2000

                This CREDIT AGREEMENT ("Agreement") is entered into by and among Ducommun Incorporated, a Delaware corporation, as Borrower, the lenders named on the signature pages hereof and each lender which hereafter may become a party to this Agreement pursuant to Section 11.8 (each a "Lender" and collectively, "Lenders"), First Union National Bank, as Syndication Agent, and Bank of America, N. A., as a Lender, as Issuing Lender, and as Administrative Agent. While not a party hereto, Banc of America Securities LLC (the "Lead Arranger") has acted as lead arranger and sole book manager of the credit facilities provided herein. From time to time following the execution hereof, additional Lenders may become parties hereto in the manner contemplated by Section 11.8.

                WHEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE 1.
                        DEFINITIONS AND ACCOUNTING TERMS

        1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth respectively after each:

                "Acquired EBITDA" means, for any fiscal period and for any Person or assets acquired by Borrower and its Subsidiaries following the Closing Date, the sum of (a) net income of that Person (or attributable to those assets) for that period, plus (b) any extraordinary loss reflected in such net income, minus (c) any extraordinary gain reflected in such net income, plus (d) interest expense of that Person (or attributable to those assets) for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of that Person (or related to such assets) for that period (whether or not payable during that period), plus (f) related depreciation, amortization and all other non-cash expenses for that period, plus (g) nonrecurring compensation paid to the owners of that Person or assets, in each case determined in accordance with GAAP, consistently applied

                "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, or (ii) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors, or (iii) acquires control of greater than 50% ownership interest in any partnership, limited liability company or joint venture.

                "Acquisition Documents" means the acquisition agreement, merger agreement, purchase agreement or other material contracts and agreements governing each Permitted Acquisition.



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

                "Adjusted EBITDA" means, for any period, EBITDA for that period after adjustment to (a) include, on a pro forma basis (but without duplication) the Acquired EBITDA associated with each Person or assets which are the subject of a Permitted Acquisition during the relevant period or after that period through the date of determination, but only to the extent that audited financial statements, or other financial statements reasonably acceptable to the Administrative Agent, are available for that Person or the relevant assets and for the relevant period, and (b) to exclude on a pro forma basis (but without duplication) that portion of EBITDA for such period which is attributable to any Disposition by Borrower or its Subsidiaries during the relevant period or after that period through the date of determination.

                "Administrative Agent" means Bank of America, when acting in its capacity as the Administrative Agent under any of the Credit Documents, or any successor Administrative Agent.

                "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

                "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance and each LIBOR Advance.

                "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns, directly or indirectly, 50% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or 50% or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

                "Aggregate Commitments" means $100,000,000 or such lesser amount to which the Commitments of the Lenders hereunder may be reduced in accordance with Sections 2.6 or 2.7.

                "Aggregate Effective Amount" means, as of any date of determination and with respect to all Letters of Credit, the sum of (a) the aggregate effective face amounts of all outstanding Letters of Credit plus (b) the aggregate amounts paid by the Issuing Lender under Letters of Credit not then reimbursed to the Issuing Lender by Borrower pursuant to Section 2.4(d) and not then the subject of Advances made pursuant to Section 2.4(e).

                "Agreement" means this Credit Agreement, either as originally executed or as it may from time to time be further supplemented, modified, amended, restated or extended.

                "Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit A.

                "Bank of America" means Bank of America, N.A., its successors and assigns.

                "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

                "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

                "Base Rate Spread" means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

                      Leverage Ratio               Base Rate Spread
                      --------------               ----------------
                Less than or equal to 1.50:1.00      0.0 bps

                Greater than 1.50:1.00 but less      25.0 bps
                than or equal to 2.00:1.00

                Greater than 2.00:1.00 but less      50.0 bps
                than or equal to 2.50:1.00

                Greater than 2.50:1.00               75.0 bps

                "Borrower" means Ducommun Incorporated, a Delaware corporation.

                "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which the Administrative Agent is open for business at its address for notice designated as provided herein.

                "Capital Expenditure" means any expenditure (including any capitalized lease expenditure) that is considered a capital expenditure under GAAP, consistently applied, including, without limitation, any amount that is required to be treated as a capitalized asset pursuant to Financial Accounting Standards Board Statement No. 13.

                "Capital Lease Obligations" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with GAAP, should be classified as a capital lease.

                "Cash" means, when used in connection with any Person, all monetary and non-monetary items belonging to such Person that are treated as cash in accordance with GAAP, consistently applied.

                "Cash Equivalents" means, when used in connection with any Person, such Person's Investments in:

                (a) Government Securities due within one year after the date of the making of the Investment;

                (b) certificates of deposit issued by, Lender deposits in, bankers' acceptances of, and repurchase agreements covering Government Securities executed by, any Lender or other Lender doing business in and incorporated under the Laws of the United States of America or any state thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the Investment; and/or

                (c) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any state thereof given on the date of such Investment the highest credit rating by NCO/Moody's Commercial Paper Division of Moody's Investors Service, Inc. or Standard & Poor's Ratings Group, in each case due within six months after the date of the making of the Investment.

                "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

                "Closing Date" means the time and date upon which each of the conditions precedent specified in Section 8.1 are fulfilled.

                "Code" means the Internal Revenue Code of 1986, as amended.

                "Commitment" means, as to each Lender, the amount set forth in such Lender's Note, as such amount may be reduced from time to time pursuant to Sections 2.6 or 2.7.

                "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by the Chief Financial Officer of Borrower.

                "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person or (b) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well", "take-or-pay", "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

                "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

                "Credit Documents" means, collectively, this Agreement, the Notes, the Guaranty, the Letters of Credit, each Swap Agreement entered into with any Lender hereunder with respect to Indebtedness in an amount which does not exceed the amount of the Obligations, and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed or delivered by Borrower and/or any one or more of its Subsidiaries or Affiliates to the Administrative Agent and/or any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

                "Creditors" means, collectively, the Administrative Agent, the Issuing Lender, the Swing Line Lender, the Lenders and the Lead Arranger.

                "Default" means any Event of Default and/or any event that, with the giving of notice or passage of time or both, would be an Event of Default.

                "Default Rate" means the interest rate prescribed in Section
        3.9.

                "Designated Deposit Account" means a deposit account to be maintained by Borrower at the Administrative Agent's Office, as from time to time designated by Borrower by written notification to Administrative Agent.

                "Designated Eurodollar Market" means, with respect to any LIBOR Loan, (a) the London Eurodollar Market, (b) if prime banks in the London Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the London Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the London Eurodollar Market, the Cayman Islands Eurodollar Market or (c) if prime banks in the Cayman Islands Eurodollar Market are at the relevant time not accepting deposits of Dollars or if the Administrative Agent determines in good faith that the Cayman Islands Eurodollar Market does not represent at the relevant time the effective pricing to the Lenders for deposits of Dollars in the Cayman Islands Eurodollar Market, such other Eurodollar Market as may from time to time be selected by the Administrative Agent with the approval of Borrower and the Required Lenders.

                "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of (i) any Subsidiary of Borrower, (ii) all or substantially all of the assets of any Subsidiary of Borrower, (iii) all or substantially all of the assets of a division or comparable business segment of Borrower, or (iv) any other asset, or group of related assets, of Borrower or any of its Subsidiaries that has or have at the date of the Disposition a book value or fair market value of $1,000,000 or more, other than inventory sold, returned to vendors or otherwise disposed of in the ordinary course of business, and other than any such sale, transfer or other disposition for which the proceeds thereof are reinvested in Borrower or any Subsidiary or the replacement of assets of Borrower or any Subsidiary.

                "Distribution" means, with respect to shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (i) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (ii) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (excluding dividends payable solely in shares of capital stock of Borrower) on or with respect to any such security, (iii) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution, and (iv) any other payment in Cash or Property by such Person constituting a distribution under applicable Laws with respect to such security.

                "Dollars" or "$" means United States dollars.

                "EBITDA" means, for any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus (d) Interest Expense for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation, amortization and all other non-cash expenses for that period, in each case determined in accordance with GAAP, consistently applied.

                "Eligible Assignee" means, (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having a combined capital and surplus of $500,000,000 or more, (d) any
        (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has a net worth of $500,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities substantially similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (a) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (b) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (i) act hereunder through a branch, agency or funding office located in the United States of America and
        (ii) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.20.

                "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

                "ERISA Affiliate" means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

                "Eurodollar Rate" means for any Interest Period with respect to any LIBOR Loan:

                        (a) the rate per annum equal to the rate determined by
                the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                        (b) if the rate referenced in the preceding subsection
                (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                        (c) if the rates referenced in the preceding subsections
                (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest (rounded upward to the next 1/100th of 1%) at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America's London Branch to major banks in the offshore Dollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                "Event of Default" shall have the meaning provided in Section
        9.1.

                "Existing Credit Agreement" means the Fifth Amended and Restated Loan Agreement dated as of June 23, 1997 between Borrower and Bank of America, as amended.

                "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

                "Fiscal Quarter" means the fiscal quarter of Borrower consisting of an approximately 13 week period ending on or about each March 31, June 30, September 30 and December 31.

                "Fiscal Year" means the fiscal year of Borrower consisting of a twelve-month period ending on each December 31.

                "GAAP" means accounting principles, as in effect on the Closing Date, as (a) set forth as generally accepted in the currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in the currently effective Statements of the Financial Accounting Standards Board or (c) that are approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

                "Government Securities" means readily marketable direct obligations of the United States of America or obligations fully guarantied by the United States of America.

                "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

                "Guaranty" means the Continuing Guaranty dated as of the Closing Date executed and delivered by the Subsidiaries of Borrower to the Administrative Agent for the benefit of the Creditors, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

                "Hazardous Materials" means substances regulated as hazardous substances pursuant to (a) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as hazardous or toxic wastes or pollutants pursuant to the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., or (b) any other Law regulating hazardous substances or hazardous or toxic wastes or pollutants or regulating the generation, use, storage, treatment, handling or transportation of any such substances, in each case as such Laws are amended from time to time.

                "Hazardous Materials Laws" means all federal, state or local laws, ordinances, rules or regulations governing the disposal, transfer, generation, storage or treatment of Hazardous Materials applicable to any real Property now or hereafter owned, leased or operated by Borrower or any of its Subsidiaries.

                "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) all Capital Lease Obligations of that Person, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary industry terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person, (g) any direct or contingent obligations of such Person under Letters of Credit issued for the account of such Person and (h) the net amount of any obligations of such Person under a swap agreement or similar interest rate protection arrangement.

                "Intangible Assets" means assets that are considered intangible assets under GAAP, consistently applied, including, without limitation, goodwill, organization expense, patents, trademarks, trade names, copyrights and other intangible Property.

                "Interest Coverage Ratio" means, as of each date of determination, the ratio of (a) EBITDA for the four Fiscal Quarters ending on that date, to (b) Interest Expense for the same period.

                "Interest Differential" means, with respect to any prepayment of a LIBOR Loan on a day other than the last day of the applicable Interest Period and with respect to any failure to borrow a LIBOR Loan on the date or in the amount specified in any Request for Loan, (a) the per annum interest rate payable (or, with respect to a failure to borrow, the interest rate which would have been payable) pursuant to Section 3.1(c) with respect to the LIBOR Loan minus (b) the LIBOR on, or as near as practicable to, the date of the prepayment or failure to borrow for a LIBOR Loan with an Interest Period commencing on such date and ending on the last day of the Interest Period of the LIBOR Loan so prepaid or which would have been borrowed on such date.

                "Interest Expense" means, for any fiscal period and for any Person, the consolidated interest expense of that Person and its Subsidiaries for that period (including all payments with respect to Capital Leases Obligations which, in accordance with GAAP should be treated as or is imputed to be interest) minus the consolidated interest income of that Person and its Subsidiaries for that period.

                "Interest Period" means, as to each LIBOR Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(b) and ending 7 days or one, two, three or six months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

                (a) The first day of any Interest Period shall be a LIBOR Business Day;

                (b) Any Interest Period that would otherwise end on a day that is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;

                (c) Borrower may not specify an Interest Period that extends beyond any Reduction Date unless the sum of (i) the aggregate principal amount of the LIBOR Loans having a Interest Period ending after such Reduction Date plus (ii) the aggregate maximum amount available for drawing under Letters of Credit for which the expiry date is after such Reduction Date, does not exceed the Aggregate Commitments (after giving effect to any reduction thereto scheduled to be made on such Reduction Date pursuant to Section 2.7); and

                (d) No Interest Period shall extend beyond the Maturity Date.

                "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other securities or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest in any other Person, or otherwise, and includes, without limitation, any partnership and joint venture interests of such Person.

                "Issuing Lender" means Bank of America.

                "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

                "Lead Arranger" means Banc of America Securities LLC.

                "Letter of Credit" means commercial or standby letter of credit issued by Issuing Lender pursuant to Section 2.4, in the standard form of Issuing Lender for such letter of credit, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended.

                "Leverage Ratio" means, as of each date of determination, the ratio of (a) Total Funded Debt as of such date, to (b) Adjusted EBITDA for the twelve month period ending on that date.

                "LIBOR" means, with respect to any LIBOR Loan, an interest rate per annum (rounded upward, if necessary, to the nearest 1/100 of one percent) determined pursuant to the following formula:

                LIBOR =         Eurodollar Rate
                           --------------------------
                           1.00 - Reserve  Percentage

                "LIBOR Advance" means an Advance made hereunder and specified to be a LIBOR Advance in accordance with Article 2.

                "LIBOR Business Day" means any Business Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

                "LIBOR Loan" means a Loan made hereunder and specified to be a LIBOR Loan in accordance with Article 2.

                "LIBOR Office" means, as to each Lender, its office or branch so designated by written notice the Administrative Agent as its LIBOR Office. If no LIBOR Office is designated by a Lender, its LIBOR Office shall be its office at its address for purposes of notices hereunder.

                "LIBOR Spread" means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

               Leverage Ratio              LIBOR Spread
               --------------              ------------
        Less than or equal to 1.50:1.00      125.0 bps

        Greater than 1.50:1.00 but less      150.0 bps
        than or equal to 2.00:1.00

        Greater than 2.00:1.00 but less      175.0 bps
        than or equal to 2.50:1.00

        Greater than 2.50:1.00               200.0 bps

                "Lien" means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction.

                "Loans" means the aggregate of the Advances made at any one time by the Lenders pursuant to Article 2.

                "Material Adverse Effect" means any set of circumstances or events which (a) has or may reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Credit Document, (b) is or may reasonably be expected to be material and adverse to the condition (financial or otherwise), business operations or prospects of Borrower and its Subsidiaries, taken as a whole, or (c) materially impairs or may reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform the Obligations.

                "Material Permitted Acquisition" means each Permitted Acquisition involving a consideration to be paid by Borrower and/or its Subsidiaries which is in excess of $5,000,000 (including any consideration paid through the issuance of equity securities in Borrower, earn-outs, assumed Indebtedness and other contractual arrangements which constitute consideration).

                "Maturity Date" means September 30, 2005.

                "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contribute or are obligated to contribute.

                "Negative Pledge" means a Contractual Obligation that contains a covenant binding on Borrower or any of its Subsidiaries that prohibits Liens on any of its or their Property, other than any such covenant contained in a Contractual Obligation granting a Lien permitted hereunder which affects only the Property that is the subject of such permitted Lien.

                "Net Cash Proceeds" means:

                (a) with respect to any Disposition consisting of the sale of assets of Borrower or any of its Subsidiaries (including by way of the sale of the equity securities of any such Subsidiaries), the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment payments or otherwise, but only as and when received) received by Borrower and its Subsidiaries pursuant to such Disposition, net of (i) the direct costs relating to such Disposition (including sales commission and any legal, accounting and investment banking fees), (ii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (iii) any amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the assets subject to such Disposition (other than the Obligations); and

                (b) with respect to any Disposition consisting of the issuance by Borrower or its Subsidiaries of Indebtedness, the aggregate cash proceeds received pursuant to such issuance net of the direct costs relating thereto (net of up-front fees and placement fees and any legal, accounting and investment banking fees).

                "Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

                "Net Worth" means, as of each date of determination the consolidated net worth of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

                "Non-Use Fee Rate" means, during each Pricing Period, the rate set forth below opposite the Leverage Ratio in effect as of the last day of the Fiscal Quarter ending approximately two months prior to the first day of that Pricing Period (or, in the case of any Pricing Period commencing on the date of any Material Permitted Acquisition, the Pro Forma Leverage Ratio in effect on the date thereof):

              Leverage Ratio                Non-Use Rate
              --------------                ------------
        Less than or equal to 1.50:1.00      25.0 bps

        Greater than 1.50:1.00 but less      30.0 bps
        than or equal to 2.00:1.00

        Greater than 2.00:1.00 but less      35.0 bps
        than or equal to 2.50:1.00

        Greater than 2.50:1.00               40.0 bps

                "Note" means any of the promissory notes made by Borrower to a Lender evidencing such Lender's Commitment, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

                "Obligations" means all present and/or future obligations of every kind or nature of Borrower or any Party at any time and/or from time to time owed to the Administrative Agent or any Lender under any one or more of the Credit Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any Bankruptcy or insolvency proceeding by or against Borrower or any Subsidiary or Affiliate of Borrower.

                "Obligor" means, collectively, Borrower and each Guarantor.

                "Outstanding Obligations" means, as of each date of determination, and giving effect to the making of any such credit accommodations requested on that date, the sum of (i) the aggregate principal amount of the outstanding Loans, plus (ii) the Swing Line Outstandings, plus (iii) the Aggregate Effective Amount of all Letters of Credit.

                "Party" means any Person (including Borrower and/or any Subsidiaries or Affiliates of Borrower), other than the Administrative Agent and any Lender, which now or hereafter is a party to any of the Credit Documents.

                "Permitted Acquisition" means each Acquisition as to which each of the following conditions precedent have been met:

                        (a) the Person or assets acquired shall be in the same
                or a similar line of business as Borrower and its Subsidiaries;

                        (b) The Acquisition does not violate Section 6.4;

                        (c) Borrower shall have delivered to the Administrative
                Agent and the Lenders, not later than 30 days prior to the consummation of the Acquisition, written notice of such Acquisition;

                        (d) Giving effect to the making of the Acquisition, the
                Pro Forma Leverage Ratio shall not exceed the ratio permitted by
                Section 6.12 as of the next succeeding Fiscal Quarter minus 0.25:1.00 (demonstrated in a certificate of Borrower delivered to the Administrative Agent in form and substance acceptable thereto);

                        (e) As to each Acquisition, the Borrower shall have
                delivered a Certificate to the effect that, giving effect thereto, no Default or Event of Default exists;

                        (f) As to each Acquisition, giving effect to the payment
                of the consideration therefor, the amount of the Loans available to Borrower hereunder shall be not less than the greater of (x) 6% of the combined pro forma revenues of Borrower and the acquired Person or assets for the then most recent 12 month period, or (y) $10,000,000;

                        (g) For each Material Permitted Acquisition, not less
                than 15 days prior to the consummation of such Acquisition, Borrower shall have delivered to the Administrative Agent and the Lenders pro forma balance sheets and projections for the forthcoming fiscal year end and a pro forma Compliance Certificate demonstrating that, to the reasonable satisfaction of the Administrative Agent, giving effect to such Acquisition, Borrower shall remain in pro forma compliance with the covenants set forth in Section 6.12, 6.13, 6.14 and 6.15 as of the last day of each of the four immediately succeeding Fiscal Quarters;

                        (h) As to each Material Permitted Acquisition, Target
                EBITDA of the Person or assets to be acquired for the then most recent twelve month period shall be positive in amount (demonstrated in a certificate of Borrower delivered to the Administrative Agent in form and substance acceptable thereto); and

                        (i) As to each Acquisition for a consideration in excess
                of $30,000,000 (other than consideration in the form of equity securities of Borrower, earn-outs, assumed Indebtedness and other contractual arrangements which constitute consideration), the Required Lenders have approved such Acquisition in their reasonable business discretion as lenders in credit facilities of the type evidenced by this Agreement (which approval or nonapproval shall be given within fifteen (15) days after Borrower has submitted to the Administrative Agent the information set forth above).

                "Permitted Encumbrances" means:

                        (a) inchoate Liens incident to construction or
                maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment (or, if a judgment has been rendered are the subject of an appropriate bond), provided that, by reason of nonpayment of the obligations secured by such Liens, no such real property is subject to a material risk of loss or forfeiture;

                        (b) Liens for taxes and assessments on Property which
                are not yet past due, or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, (or, if a judgment has been rendered are the subject of an appropriate bond) provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to a material risk of loss or forfeiture;

                        (c) minor defects and irregularities in title to any
                real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

                        (d) easements, exceptions, reservations, or other
                agreements granted or entered into after the date hereof for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

                        (e) rights reserved to or vested in any Governmental
                Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

                        (f) rights reserved to or vested in any Governmental
                Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

                        (g) present or future zoning laws and ordinances or
                other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

                        (h) statutory Liens, other than those described in
                clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to a material risk of loss or forfeiture;

                        (i) Liens consisting of pledges or deposits made in
                connection with obligations under workers' compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

                        (j) Liens consisting of pledges or deposits of Property
                to secure performance in connection with operating leases made in the ordinary course of business to which the Borrower is a party as lessee, provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

                        (k) Liens consisting of deposits of Property to secure
                statutory obligations of the Borrower in the ordinary course of its business;

                        (l) Liens consisting of deposits of Property to secure
                (or in lieu of) surety, appeal or customs bonds in proceedings to which the Borrower is a party in the ordinary course of its business not in excess of $5,000,000; and

                        (m) Liens created by or resulting from any litigation or
                legal proceeding involving the Borrower in the ordinary course of its business which is currently being contested in good faith by appropriate proceedings, provided that adequate reserves have been set aside with respect thereto or a bond posted as provided by Law, and such Liens are discharged or stayed within 60 days of creation or such Liens are being contested in good faith by appropriate proceedings and no Property is subject to a material risk of loss or forfeiture.

                "Permitted Rights of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held,
        (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

                "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, limited liability company, trust, unincorporated organization, Lender, business association, firm, joint venture, Governmental Agency, or otherwise.

                "Plan" means any employee benefit plan subject to ERISA and maintained by Borrower and/or any Subsidiary of Borrower or to which Borrower and/or any Subsidiary of Borrower is required to contribute on behalf of its employees.

                "Pricing Period" means, (a) the period beginning on the Closing Date and ending on November 30, 2000, and (b) each subsequent period of three months that commences on the date that is two calendar months after the last day of each Fiscal Quarter, provided in each case that the current Pricing Period (and a new shortened Pricing Period) shall commence on the date upon which Borrower consummates any Material Permitted Acquisition.

                "Pro Forma Leverage Ratio" means, as to each Material Permitted Acquisition, the effective Leverage Ratio as of the date thereof, after adjustment of the Leverage Ratio as of the then most recent Fiscal Quarter for which a Compliance Certificate has been delivered to reflect

        (a) the additional Indebtedness incurred or assumed by Borrower and its Subsidiaries in connection with the Material Permitted Acquisition (net of any equity securities of Borrower issued substantially concurrently therewith), and (b) without duplication, Acquired EBITDA for the Person or assets so acquired for the most recent twelve month period for which operating results of such Person or assets are then available.

                "Pro Rata Share" of any amount (the "Determination Amount") means, with respect to any Lender, the product of (a) a fraction the numerator of which is the amount of such Lender's Commitment (or if such Commitment shall have expired or been terminated, the amount of such Lender's Advances) and the denominator of which is the Aggregate Commitments or Advances, as the case may be, multiplied by (b) the Determination Amount.

                "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

                "Quarterly Payment Date" means each March 31, June 30, September 30 and December 31 to occur following the date of this Agreement.

                "Reduction Amount" means the amount set forth in the matrix below opposite that Reduction Date in the column headed "Reduction Amount" or such lesser amount to which that Reduction Amount may be reduced in accordance with the second sentence of Section 2.7:

                Reduction Dates         Reduction Amount
                ---------------         ----------------
                  09/30/02               $  2,500,000
                  12/31/02               $  2,500,000
                  03/31/03               $  2,500,000
                  06/30/03               $  2,500,000
                  09/30/03               $  3,750,000
                  12/31/03               $  3,750,000
                  03/31/04               $  3,750,000
                  06/30/04               $  3,750,000
                  09/30/04               $  3,750,000
                  12/31/04               $  3,750,000
                  03/31/05               $  3,750,000
                  06/30/05               $  3,750,000
                  Maturity Date          $ 60,000,000

                "Reduction Date" means September 30, 2002, and the last day of each succeeding December, March, June and September through the Maturity Date.

                "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

                "Request for Loan" means a written request for a Revolving Loan substantially in the form of Exhibit D, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                "Request for Letter of Credit" means a written request for the issuance of a Letter of Credit substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                "Request for Redesignation" means a written request for a redesignation of loans substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

                "Required Lenders" means, as of each date of determination (a) if the Commitments are then in effect, Lenders having Pro Rata Shares constituting 66 2/3% of the Aggregate Commitments, and (b) if the Commitments have then been terminated and there are then any Obligations outstanding, Lenders holding 66 2/3% or more of the Outstanding Obligations.

                "Reserve Percentage" means, with respect to any LIBOR Loan, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100th of 1%) in effect on the date the LIBOR Base Rate for that LIBOR Loan is determined (whether or not applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term comparable to the Interest Period for such LIBOR Loan. The determination by the Administrative Agent of any applicable Reserve Percentage shall be conclusive in the absence of manifest error.

                "Responsible Official" means (a) when used with reference to a Person other than an individual, any officer of such Person, general partner of such Person, officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person. Any document or certificate hereunder that is signed or executed by a Responsible Official of another Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such other Person.

                "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien.

                "SPC" means, as to each Lender, one or more special purpose funding vehicles maintained or established by that Lender.

                "Special LIBOR Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change after the Closing Date therein or thereof, or any change after the Closing Date in the interpretation or administration thereof by any

        Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its LIBOR Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority issued after the Closing Date, or the existence or occurrence after the Closing Date of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

                "Standby Letter of Credit" means any Letter of Credit, other than a Letter of Credit that is a commercial Letter of Credit, issued by Issuing Lender pursuant to Section 2.4, in the standard form for standby letters of credit of Issuing Lender, either as originally issued or as the same may from time to time be supplemented, modified, amended, renewed or extended. The determination by the Administrative Agent of which Letters of Credit constitute "Standby Letters of Credit" shall be determinative.

                "Subordinated Obligations" means Indebtedness of Borrower which is fully subordinated to the Obligations pursuant to written provisions approved in writing by the Required Lenders.

                "Subsidiary" means, as of any date of determination thereof and with respect to any Person, any corporation, partnership, limited liability company or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or
        (b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

                "Swap Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

                "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.5.

                "Swing Line Documents" means the $5,000,000 promissory note dated as of the Closing Date (as at any time amended) and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

                "Swing Line Lender" means Bank of America.

                "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Section 2.5.

                "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

                "Target EBITDA" means, with respect to each Material Permitted Acquisition, the sum of (a) net income of the Person or assets which are the subject of such Permitted Acquisition for the most recent twelve month period prior to the consummation thereof, plus (b) any extraordinary loss reflected in such net income, minus (c) any extraordinary gain reflected in such net income, plus (d) Interest Expense of such Person or fairly attributable to such assets for that period, plus (e) the aggregate amount of federal and state taxes on or measured by the income of such Person or fairly attributable to such assets for that period (whether or not payable during that period), plus
        (f) all related depreciation, amortization and all other non-cash expenses for that period, plus (g) nonrecurring compensation paid to the owners of such Person or assets, in each case determined in accordance with GAAP, consistently applied.

                "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done and consistent with Borrower's normal business practices) should have been known by the Person (or, in the case of a Person other than a natural Person, should have been known by a Responsible Official of that Person).

                "Total Funded Debt" means, as of each date of determination, the sum of Borrower's consolidated (a) Indebtedness, including Capital Lease Obligations, and (b) Contingent Obligations in respect of Indebtedness or Capital Lease Obligations of others.

                "type" means whether a Loan is a LIBOR Loan or a Base Rate Loan.

        1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

        1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect on the date hereof, except as otherwise specifically prescribed herein. In the event that GAAP change during the term of this Agreement such that the financial covenants contained herein would then be calculated in a different manner or with different components, Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition, or limiting the aggregate Loans hereunder, to substantially the same criteria as were effective prior to such change in GAAP. Without limiting the foregoing, and unless otherwise expressly stated to the contrary, all financial covenants set forth in this Agreement and all calculations required thereby shall be applied and calculated with respect to the performance of Borrower and its Subsidiaries on a consolidated basis.

        1.4 Exhibits and Schedules. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

        1.5 "References to "Borrower and/or its Subsidiaries". Any reference herein to "Borrower and/or its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

                                   ARTICLE 2.
                           LOANS AND LETTERS OF CREDIT

        2.1 Loans-General.

                (a) Subject to the terms and conditions set forth in this Agreement, from time to time from the Closing Date through the Maturity Date each Lender shall, pro rata according to that Lender's Commitment, make revolving Advances to Borrower under its Commitment in such amounts as Borrower may request that do not result in the Outstanding Obligations being in excess of the then applicable Aggregate Commitments. The proceeds of the initial Advances made hereunder shall refinance the loans heretofore made by Bank of America under the Existing Credit Agreement. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Commitments without premium or penalty.

                (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) type of Loan, (iii) amount of such Loan, and
        (iv) in the case of a LIBOR Loan, the Interest Period for such Loan. Unless the Administrative Agent has previously notified Borrower to the contrary (which notice may be given in the sole and absolute discretion of the Administrative Agent), Loans may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Loan in person or by telecopier conforming to the preceding sentence to the Administrative Agent. Neither the Administrative Agent nor any Lender shall incur any liability whatsoever hereunder in acting upon any telephonic request for a Loan purportedly made by a Responsible Official of Borrower, which hereby agrees to indemnify the Administrative Agent and the Lenders from any loss, cost, expense or liability as a result of so acting.

                (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date and type of the Loan, the applicable Interest Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m. (California time) on the date specified for any Loan (which must be a Business Day), each Lender shall make its Pro Rata Share of the Loan in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

                (d) Unless the Required Lenders otherwise consent, each Loan shall be in an amount which is an integral multiple of $100,000 which is not less than $1,000,000.

                (e) The Advances made by each Lender shall be evidenced by that Lender's Note.

                (f) A Request for Loan shall be irrevocable upon the Administrative Agent's receipt thereof (or, in the case of a telephonic request for Loan referred to in the second sentence of Section 2.1(b), upon the Administrative Agent's receipt of that telephone call).

                (g) If no Request for Loan (or telephonic request for Loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Redesignation has been made within the requisite notice periods set forth in Section 2.2 or 2.3 in connection with a Loan which, if made and giving effect to the application of the proceeds thereof, would not increase the outstanding principal Indebtedness evidenced by the Notes, then Borrower shall be deemed to have requested, as of the date upon which the related then outstanding Loan is due pursuant to
        Section 3.1(e), a Base Rate Loan in an amount equal to the amount necessary to cause the outstanding principal Indebtedness evidenced by the Notes to remain the same and the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b) and 2.2.

                (h) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall at the request of the Administrative Agent make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

        2.2 Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Redesignation received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California local time, on the date (which must be a Business Day) of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as LIBOR Loans pursuant to
Section 2.3.

        2.3 LIBOR Loans.

                (a) Each request by Borrower for a LIBOR Loan shall be made pursuant to a Request for Loan (or telephonic or other request for Loan referred to in the second sentence of Section 2.1(b), if applicable) or Request for Redesignation received by the Administrative Agent, at the Administrative Agent's Office, not later than 11:00 a.m. (California time) at least three LIBOR Business Days before the first day of the applicable Interest Period.

                (b) On the date which is two LIBOR Business Days before the first day of the applicable Interest Period, the Administrative Agent shall confirm its determination of the applicable LIBOR (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

                (c) Unless the Administrative Agent and the Required Lenders otherwise consent, no more than ten LIBOR Loans shall be outstanding at any one time.

                (d) No LIBOR Loan may be requested where a Default or Event of Default has occurred and remains continuing.

                (e) Nothing contained herein shall require any Lender to fund any LIBOR Advance in the Designated Eurodollar Market.

        2.4 Letters of Credit.

                (a) On the Closing Date, each letter of credit outstanding under the Existing Credit Agreement shall be deemed to have been issued hereunder, and each Lender shall thereupon acquire a participation interest therein in accordance with its Pro Rata Share and the terms of this Section. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Business Day immediately prior to the Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Commitments as Borrower may request by a Request for Letter of Credit; provided that (i) giving effect to the face amount of all such Letters of Credit, the Outstanding Obligations do not exceed the then applicable Aggregate Commitments, and (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed $5,000,000. Each Letter of Credit shall be in a form acceptable to the Issuing Lender. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, no Letter of Credit shall have a term which exceeds one year or extends beyond the Maturity Date.

                (b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least two Business Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such Request for Letter of Credit, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent, who shall promptly notify the Lenders, of the amount and terms thereof.

                (c) Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in an amount equal to that Lender's Pro Rata Share. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share, pay the purchase price for such participation to the Issuing Lender through the Administrative Agent promptly upon demand therefor. The obligation of each Lender to so pay the participation purchase price to the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such payment of the purchase price shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

                (d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit upon demand by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit and, to the extent that the Lenders have not reimbursed the Issuing Lender pursuant to Section 2.4(c), the interest amount of any such payment shall be for the account of the Issuing Lender. Each Lender that has paid the participation purchase price to the Issuing Lender pursuant to Section 2.4(c) shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Issuing Lender against Borrower for reimbursement of principal and interest under this
        Section 2.4(d) and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the participation purchase price to the Issuing Lender) with respect to such claim.

                (e) Borrower may, pursuant to a Request for Loan, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.4(d) and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                (f) If Borrower fails to make the payment required by Section 2.4(d) on a timely basis then, in lieu of the payment of the participation purchase price to the Issuing Lender under Section 2.4(c), the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Base Rate Advances to be made by the Lenders under their respective Commitments in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent to Advances set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit, provided that this clause (g) shall not require the payment of any letter of credit fees except to the extent that such supplementation, modification, amendment, renewal or extension results in an increase to the amount of the related Letter of Credit or any extension of its tenor.

                (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Uniform Commercial Code Section 5109, as in effect in the State of California. Without limiting the foregoing, the obligations of Borrower to the Issuing Lender shall not be affected by any of the following circumstances:

                        (i) any lack of validity or enforceability of the Letter
                of Credit, this Agreement, or any other Agreement or instrument relating thereto;

                        (ii) any amendment or waiver of the terms of the Letter
                of Credit, or any consent to departure from the Letter of Credit, this Agreement, or any other Agreement or instrument relating thereto;

                        (iii) the existence of any claim, setoff, defense, or
                other rights which Borrower may have at any time against any Creditor, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other Agreement or instrument relating thereto, or any unrelated transactions;

                        (iv) any demand, statement, or any other document
                presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

                        (v) payment by the Issuing Lender in good faith under
                the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit, except to the extent that the making of such payment has been determined by a court or arbitrator to result from the gross negligence or wilful misconduct of the Issuing Lender;

                        (vi) the existence, character, quality, quantity,
                condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

                        (vii) the time, place, manner, order or contents of
                shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                        (viii) the solvency or financial responsibility of any
                party issuing any documents in connection with a Letter of Credit;

                        (ix) any failure or delay in notice of shipments or
                arrival of any Property;

                        (x) any error in the transmission of any message
                relating to a Letter of Credit, or any delay or interruption in any such message, not caused by the Issuing Lender;

                        (xi) any error, neglect or default of any correspondent
                of the Issuing Lender in connection with a Letter of Credit (but without prejudice to any claim by Borrower against such correspondent);

                        (xii) any consequence arising from acts of God, war,
                insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender;

                        (xiii) so long as the Issuing Lender in good faith
                determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit; and

                        (xiv) where the Issuing Lender has acted in good faith
                and observed general banking usage, any other circumstances whatsoever.

                (i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Article 10, mutatis mutandis.

        2.5 Swing Line. (a) Subject to the terms and conditions set forth herein, from the Closing Date through the day prior to the Maturity Date the Swing Line Lender may, from time to time in its discretion, make Swing Line Loans to Borrower in such amounts as Borrower may request which do not result in the Outstanding Obligations being in excess of the then effective Aggregate Commitments, provided that (i) after giving effect to each Swing Line Loan, the Swing Line Outstandings shall not exceed $5,000,000 and (ii) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default. Borrower may borrow, repay and reborrow under this Section. Unless notified to the contrary by the Swing Line Lender, Swing Line Loans may be made in amounts which are integral multiples of $100,000 upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 1:00 p.m., California local time, on the Business Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier), provided that if the requested Swing Line Loan is to be credited to an account which is not with the Swing Line Lender, the request must be submitted by 11:30 a.m., California local time. Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, the Outstanding Obligations will not exceed the Aggregate Commitments. Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the then applicable Base Rate Spread. Each change in the interest rate under this Section 2.5(a) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate. Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California local time, on a Business Day, such payment shall be deemed received on the next Business Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein under the Swing Line.

                (b) Upon the making of a Swing Line Loan in accordance with
Section 2.5(a), each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender's Pro Rata Share times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender through the Administrative Agent, each Lender shall, according to its Pro Rata Share, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (subject only to the making of a demand upon that Lender by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Loans to the extent that Swing Line Outstandings are in excess of $5,000,000 or to the extent that the sum of the Indebtedness evidenced by the Notes plus the Aggregate Effective Amount of all outstanding Letters of Credit plus the Swing Line Outstandings exceeds the Aggregate Commitments (as in effect on the date of the making of the related Swing Line Loan) and (ii) any Swing Line Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default. Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

                (c) Upon any demand for payment of the Swing Line Outstandings by the Swing Line Lender (unless Borrower has made other arrangements acceptable to the Swing Line Lender to reduce the Swing Line Outstandings to $0), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to repay all Swing Line Outstandings (and, for this purpose, Section 2.1(d) shall not apply). The Administrative Agent shall automatically provide the respective Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Advances to be made by the Lenders under their respective Commitments in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The conditions precedent set forth in Article 8 shall not apply to Advances to be made by the Lenders pursuant to the two preceding sentences but the Lenders shall not be obligated to make such Advances to the extent that the conditions set forth in Section 2.5(a)(i) and (ii) were not satisfied as to any Swing Line Loan which is part of such Swing Line Outstandings. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

        2.6 Voluntary Reduction of Commitments. Borrower shall have the right, at any time and from time to time, without penalty or charge, effective following at least three Business Days' prior written notice by a Responsible Official of Borrower to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $1,000,000 but not less than $5,000,000, or to terminate, all or a portion of the then undisbursed portion of the Aggregate Commitments; provided that the Aggregate Commitments may not be so reduced below an amount equal to the then Outstanding Obligations. The voluntary reduction of the Aggregate Commitments by Borrower under this Section shall have no effect upon the requirement of mandatory reductions thereof in accordance with Section 2.7. The Administrative Agent shall promptly notify the Lenders of any reduction or termination of their Commitments under this Section.

        2.7 Mandatory Reductions of the Aggregate Commitments. The Aggregate Commitments shall be automatically and permanently reduced (a) on each Reduction Date by the related Reduction Amount, (b) to the extent that the aggregate amount of all Dispositions made pursuant to Section 6.1 is in excess of $5,000,000, on the date which is six months following the date of any Disposition, by the Net Cash Proceeds received by Borrower and its Subsidiaries as the consideration therefor (net of any associated transactional expenses) minus the amount thereof then reinvested by Borrower through permitted Capital Expenditures or Permitted Acquisitions following the date of such Disposition

(written notice of which shall be delivered to the Administrative Agent promptly following such reinvestment), and (c) to the extent that such Net Cash Proceeds of any issuances by Borrower or its Subsidiaries of Indebtedness (other than Indebtedness permitted by Section 6.8 and Indebtedness to Borrower and its Subsidiaries or the Lenders under and pursuant to this Agreement), concurrently with the receipt of such Net Cash Proceeds in the amount of such Net Cash Proceeds. Each reduction of the Aggregate Commitments pursuant to Sections (b) and (c) shall be applied to the Reduction Amounts on then remaining Reduction Dates ratably.

        2.8 Administrative Agent's Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than 10:00 a.m. (California time) on the Business Day of the proposed funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Loan, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower the corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower who shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment.

        2.9 Senior Indebtedness. The Obligations shall be and hereby are designated by Borrower as "Senior Indebtedness" and "Designated Senior Indebtedness" with respect to all Indebtedness and other obligations of Borrower and its Subsidiaries (to the effect that the Obligations shall be afforded all rights afforded to the most senior class of creditors thereunder) which are subordinated in any manner or to any extent to any other Indebtedness and other obligations of Borrower or its Subsidiaries.

                                   ARTICLE 3.
                                PAYMENTS AND FEES

        3.1 Principal and Interest.

                (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

                (b) Interest accrued on each Base Rate Loan through the last Business Day of each calendar month shall be due and payable on the next Business Day. Except as otherwise provided in Section 3.9, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Spread. Each change in the interest rate under this Section 3.1(b) due to a change in the Base Rate shall take effect simultaneously with the corresponding change in the Base Rate.

                (c) Interest accrued on each LIBOR Loan which is for a term of three months or less shall be due and payable on the last day of the related Interest Period. Interest accrued on each other LIBOR Loan shall be due and payable on the date which is three months after the date such LIBOR Loan was made and on the last day of the related Interest Period. Except as otherwise provided in Sections 3.1(d) and 3.9, the unpaid principal amount of any LIBOR Loan shall bear interest at a rate per annum equal to the LIBOR for that LIBOR Loan plus the LIBOR Spread.

                (d) During the existence of a Default or Event of Default, the Required Lenders may determine that any or all then outstanding LIBOR Loans shall be converted to Base Rate Loans. Such conversion shall be effective upon notice to Borrower from the Required Lenders (or from the Administrative Agent on behalf of the Required Lenders) and shall continue so long as such Default or Event of Default continues to exist.

                (e) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                        (i) the principal amount of each LIBOR Loan shall be
                payable on the last day of the Interest Period for such Loan (provided that such principal amount may be paid using the proceeds of a Base Rate Loan made pursuant to Section 2.1(g));

                        (ii) the amount, if any, by which the Outstanding
                Obligations at any time exceed the Aggregate Commitments shall be payable immediately; and

                        (iii) the principal Indebtedness evidenced by the Notes
                and the Swing Line Documents shall in any event be payable on the Maturity Date.

                (f) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this Section, (i) any partial prepayment of a LIBOR Loan shall be not less than $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 10:00 a.m. on the Business Day of such prepayment (which must be a Business Day) in the case of a Base Rate Loan, and, in the case of a LIBOR Loan, three LIBOR Business Days before the date of prepayment, which notice shall identify the date and amount of the prepayment and the Loans being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid and (iv) any payment or prepayment of all or any part of any LIBOR Loan on a day other than the last day of the applicable Interest Period shall be subject to Section 3.8(d).

        3.2 Lead Arranger's Fees. On the date hereof, Borrower shall pay to Lead Arranger through the Administrative Agent certain fees in the amount heretofore agreed upon by letter agreement between Borrower and the Lead Arranger. These fees are for the services of the Lead Arranger in arranging the credit facilities under this Agreement and are fully earned when paid and are nonrefundable.

        3.3 Upfront Fees. On the date hereof, Borrower shall pay to the Administrative Agent, for the account of each Lender, upfront fees in an amount equal to (a) that Lender's allocated Commitment times (b) a fee percentage based upon the amount of the offered commitment of that Lender to the credit facility described herein, as set forth in a letter agreement of even date herewith among Borrower, the Lead Arranger and Bank of America. Such upfront fees are for the credit facilities committed by each Lender under this Agreement and are fully earned when paid. The upfront fees paid to each Lender are solely for its own account and are nonrefundable.

        3.4 Non-Use Fee. From the date hereof, Borrower shall pay to the Administrative Agent, for the ratable accounts of the Lenders pro rata according to their respective Pro Rata Shares, a commitment fee equal to the Non-Use Fee Rate in effect from time to time times the average daily amount by which the Aggregate Commitments exceed the sum of (a) the aggregate principal amount outstanding under the Notes (but not the Swing Line Outstandings except to the extent a Lender has provided the purchase price due for its participation in Swing Line Loans to the Swing Line Lender in Cash) plus (b) the Aggregate Effective Amount under all outstanding Standby Letters of Credit. The non-use fee shall be payable quarterly in arrears on each Quarterly Payment Date, on the Maturity Date and upon the date of any partial reduction or termination of the Aggregate Commitments pursuant to Sections 2.6 or 2.7.

        3.5 Letter of Credit Fees. Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to the Issuing Lender, for the sole account of the Issuing Lender, in an amount set forth in a letter agreement between Borrower and the Issuing Lender. Each letter of credit issuance fee is nonrefundable. On each Quarterly Payment Date and on the Maturity Date, Borrower shall also pay to the Administrative Agent in arrears, for the ratable account of the Lenders in accordance with their Pro Rata Share, letter of credit fees in an amount equal to (a) the then applicable LIBOR Spread times the average daily Aggregate Effective Amount of all Standby

Letters of Credit and (b) fifty percent (50%) of the then applicable LIBOR Spread times the average daily Aggregate Effective Amount of all commercial Letters of Credit, in each case for the period from the Closing Date or the most recent Quarterly Payment Date. All letter of credit fees shall also be non-refundable.

        3.6 Administrative Fees. On the date hereof and annually thereafter, Borrower shall pay to the Administrative Agent an administrative fee in such amounts as heretofore agreed upon by letter agreement between Borrower and Bank of America and the Lead Arranger. The administrative fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The administrative fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

        3.7 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the date hereof of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling the Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's reasonably expected return on capital under this Agreement) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten Business Days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is ninety days preceding the date of such demand or is attributable to periods prior to the date which is ninety days preceding the date of such demand, and provided further that in the case where Borrower becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.26, provided that Borrower shall have paid such amount to that Lender and that Borrower, within the thirty (30) day period following the date of such payment, shall have notified that Lender in writing of Borrower's intent to so remove the Lender. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

        3.8 LIBOR Costs and Related Matters.

                (a) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance:

                        (i) shall subject any Lender or its LIBOR Office to any
                tax, duty or other charge or cost with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any LIBOR Advance or any other amounts due under this Agreement in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make

                LIBOR Advances, excluding, in the case of each Lender, the Administrative Agent and each Eligible Assignee, and any Affiliate or LIBOR Office thereof, (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or LIBOR Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" (unless it would not be doing business in such jurisdiction (or political subdivision thereof) absent the transactions contemplated hereby), (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting solely from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or
                (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.20, to the extent such forms are then required by applicable Laws;

                        (b) shall impose, modify or deem applicable any reserve
                not applicable or deemed applicable on the date hereof (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding the Reserve Percentage taken into account in calculating the LIBOR), special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its LIBOR Office; or

                        (iii) shall impose on any Lender or its LIBOR Office or
                the Designated LIBOR Market any other condition affecting any LIBOR Advance, any of its Notes evidencing LIBOR Loans, its obligation to make LIBOR Advances or this Agreement, or shall otherwise affect any of the same;

        and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its LIBOR Office of making or maintaining any LIBOR Advance or in respect of any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances or reduces the amount of any sum received or receivable by such Lender or its LIBOR Office with respect to any LIBOR Advance, any of its Notes evidencing LIBOR Loans or its obligation to make LIBOR Advances (assuming such Lender's LIBOR Office had funded 100% of its LIBOR Advance in the Designated LIBOR Market), then, within five
        (5) Business Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's LIBOR Office had funded 100% of its LIBOR Advance in the Designated LIBOR Market). Borrower hereby indemnifies each Lender against, and agrees to hold each Lender harmless from and reimburse such Lender within ten Business Days after demand for (without duplication) all costs, expenses, claims, penalties, liabilities, losses, reasonable legal fees and damages incurred or sustained by each Lender in connection with this Agreement, or any of the rights, obligations or transactions provided for or contemplated herein, as a direct result of the existence or occurrence of any Special LIBOR Circumstance. A statement of any Lender claiming compensation under this subsection and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Effective Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different LIBOR Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least four LIBOR Business Days' prior notice to the Administrative Agent and such Lender and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.8(d), pay in full the affected LIBOR Advances of such Lender or request that such LIBOR Advances be converted to Base Rate Advances.

                (b) If, after the date hereof, the existence or occurrence of any Special LIBOR Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its LIBOR Office to make, maintain or fund its portion of any LIBOR Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated LIBOR Market, or to determine or charge interest rates based upon the LIBOR, and such Lender shall so notify the Administrative Agent, then such Lender's obligation to make LIBOR Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's LIBOR Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Interest Periods corresponding to the LIBOR Loans of which such LIBOR Advances were a part on either (1) the last day of the Interest Period(s) applicable to such LIBOR Advances if such Lender may lawfully continue to maintain and fund such LIBOR Advances to such day(s) or (2) immediately if such Lender may not lawfully continue to fund and maintain such LIBOR Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.8(d). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Effective Date, which will cause that Lender to notify the Administrative Agent under this Section 3.8(b), and agrees to designate a different LIBOR Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund its portion of any LIBOR Loan, such Lender shall fund such amount as a Base Rate Advance for the same period of time, and such amount shall be treated in all respects as a Base Rate Advance. Any Lender whose obligation to make LIBOR Advances has been suspended under this Section 3.8(b) shall promptly notify the Administrative Agent and Borrower of the cessation of the Special LIBOR Circumstance which gave rise to such suspension. In the case where Borrower becomes obligated to pay a material amount under this Section to any Lender, that Lender will be subject to removal in accordance with Section 11.26, provided that Borrower shall have paid such amount to that Lender and that Borrower, within the thirty (30) day period following the date of such payment, shall have notified that Lender in writing of Borrower's intent to so remove the Lender.

                (c) If, with respect to any proposed LIBOR Loan:

                        (i) the Administrative Agent reasonably determines that,
                by reason of circumstances affecting the Designated LIBOR Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated LIBOR Market for the applicable Interest Period; or

                        (ii) the Required Lenders advise the Administrative
                Agent that the LIBOR as determined by the Administrative Agent
                (i) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated LIBOR Market in the relevant amount for the applicable Interest Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable LIBOR Advances;

        then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future LIBOR Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a LIBOR Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

                (d) Upon payment or prepayment of any LIBOR Advance (other than as the result of a conversion required under Section 3.8(b)), on a day other than the last day in the applicable Interest Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the failure of a Lender to make an Advance) to borrow on the date or in the amount specified for a LIBOR Loan in any Request for Loan, Borrower shall pay to the appropriate Lender within ten Business Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the LIBOR Advance had been funded in the Designated LIBOR Market) equal to the sum of:

                        (i) the principal amount of the LIBOR Advance prepaid or
                not borrowed, as the case may be, times the number of days between the date of prepayment or failure to borrow, as applicable, and the last day in the applicable Interest Period, divided by 360, times the applicable Interest Differential (provided that the product of the foregoing formula must be a positive number); plus

                        (ii) all reasonable out-of-pocket expenses incurred by
                each Lender which are reasonably attributable to such payment, prepayment or failure to borrow.

        Each Lender's determination of the amount of any prepayment fee payable under this Section 3.8(d) shall be conclusive in the absence of manifest error.

        3.9 Default Rate. If any installment of principal or interest or any fee or cost or other amount payable under any Credit Document to the Administrative Agent or any Lender is not paid when due (after giving effect to any applicable grace period), or at the option of the Required Lenders upon the occurrence and during the continuance of any Event of Default, the outstanding Loans, and any such delinquent fees, costs or other amounts, shall thereafter bear interest at a rate which is 2% per annum in excess of the otherwise applicable rate, and the outstanding Letters of Credit shall thereafter accrue fees at a rate which is 2% per annum in excess of the otherwise applicable fees, in each case to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

        3.10 Computation of Interest and Fees. Computation of interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed; computation of interest on LIBOR Loans and all fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that such latter calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

        3.11 Non-Business Days. If any payment to be made by Borrower or any other Party under any Credit Document shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

        3.12 Manner and Treatment of Payments.

                (a) Subject to Section 3.12(e) below, each payment hereunder (except payments pursuant to Sections 2.5, 3.7, 3.8, 11.3, 11.11 and 11.22) or on the Notes, on the Swing Line Documents or under any other Credit Document shall be made to the Administrative Agent, at the Administrative Agent's Office, for the account of each of the Lenders or the Administrative Agent, as the case may be, in immediately available funds not later than 11:00 a.m. on the day of payment (which must be a Business Day). All payments received after 11:00 a.m. on any Business Day, shall be deemed received on the next succeeding Business Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m. on a Business Day and not so made available to the account of a Lender on that Business Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

                (b) Each payment or prepayment on account of any Loan (other than Swing Line Advances) shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

                (c) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing absent manifest error. Notwithstanding the foregoing sentence, no Lender shall be liable to any Obligor for any failure to keep such a record.

                (d) Each payment of any amount payable by Borrower or any other Obligor under this Agreement or any other Credit Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding, in the case of each Lender, the Administrative Agent and each Eligible Assignee, and any Affiliate or LIBOR Office thereof, (i) taxes imposed on or measured in whole or in part by its overall net income, gross income or gross receipts or capital and franchise taxes imposed on it, (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America (other than withholding taxes and taxes based on gross income resulting solely from or attributable to any change in any law, rule or regulation or any change in the interpretation or administration of any law, rule or regulation by any Governmental Agency) or (iii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and
        (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

                (e) On each date when payments are due pursuant to Section 3.12(a), Borrower agrees to maintain on deposit in the Designated Deposit Account an amount sufficient to pay any and all amounts so due in full on such date. Borrower hereby authorizes Administrative Agent
        (i) to deduct automatically from the Designated Deposit Account all such amounts when due under this Agreement or the other Credit Documents, and
        (ii) if and to the extent any payment of such amounts is not made when due, to deduct automatically any such amounts from any and all other accounts of Borrower or its Subsidiaries maintained with Bank of America. Administrative Agent agrees to provide timely written notice to Borrower of any automatic deduction made pursuant to this Section 3.12(e) showing in reasonable detail the amounts of such deduction. Each Lender agrees to reimburse Borrower for amounts, if any, deducted from such accounts in excess of amounts due hereunder or under any other Credit Document to the extent such amounts shall have been actually received by such Lender.

        3.13 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan or Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan or Advance in any particular place or manner.

        3.14 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Credit Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest at the Default Rate), fee, cost or other amount payable under any Credit Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

        3.15 Administrative Agent's Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

        3.16 Fee Determination Detail. The Administrative Agent and any Lender shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Creditors, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

        3.17 Survivability. All of Borrower's obligations under Sections 3.7 and
3.8 shall survive for ninety days following the date on which the Commitments are terminated, all Obligations hereunder are fully paid and all Letters of Credit have expired.

                                   ARTICLE 4.
                         REPRESENTATIONS AND WARRANTIES

                In order to induce the Administrative Agent, the Issuing Lender, and the Lenders to enter into this Agreement and the other Credit Documents, to extend Loans and to issue and participate in Letters of Credit, Borrower represents and warrants to the Administrative Agent, the Issuing Lender and each Lender that:

        4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. The chief executive offices of Borrower are in Long Beach, California. Borrower is duly qualified or registered to transact business and is in good standing in California and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole. Borrower has all requisite power and authority to conduct its business, to own and lease its Properties and to execute, deliver and perform all of its Obligations under the Credit Documents. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each of Borrower and its Subsidiaries of the Credit Documents and the Acquisition Documents to which it is a Party have been duly authorized by all necessary action, and do not and will not:

                (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor;

                (b) Violate or conflict with any provision of such Party's partnership agreement, certificate of limited partnership, charter, articles of incorporation or bylaws, or amendments thereto, as applicable;

                (c) Result in or require the creation or imposition of any Lien or Right of Others (other than as provided under the Credit Documents) upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                (d) Violate any provision of any Law (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award presently in effect and having applicability to such Party; or

                (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other material agreement, lease or instrument to which such Party is a party or by which such Party or any of its Property is bound or affected;

and neither Borrower nor any Subsidiary thereof is in default under any Law, order, writ, judgment, injunction, decree, determination or award, or any indenture, agreement, lease or instrument described in Section 4.2(e), in any respect that is materially adverse to the interests of any Creditor or that would have any material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        4.3 No Governmental Approvals Required. No authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, or exemption from any of the foregoing from, any Governmental Agency is or will be required to authorize or permit under applicable Law the execution, delivery and performance by Borrower or any Subsidiary thereof of the Credit Documents to which it is a Party.

        4.4 Subsidiaries.

                (a) Schedule 4.4 hereto correctly sets forth the names, forms of legal entity and jurisdictions of formation of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock, partnership interest, joint venture interest or other equity interest in any Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock or partnership or joint venture interests of each Subsidiary of Borrower are owned of record and beneficially by Borrower, and all securities and interests so owned are duly authorized, validly issued, fully paid, non-assessable and issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens and Rights of Others.

                (b) Each Subsidiary of Borrower is a legal entity of the form described for that Subsidiary in Schedule 4.4, duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, is duly qualified or registered to transact business and is in good standing in each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, and has all requisite legal power and authority to conduct its business and to own and lease its Properties and to execute, deliver and perform all of its Obligations under the Credit Documents.

                (c) Each Subsidiary of Borrower is in compliance with all Laws (subject to the matters referred to in Schedule 4.18) and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        4.5 Financial Statements. Borrower has furnished to each Creditor (a) the audited consolidated balance sheet of Borrower and its Subsidiaries as at December 31, 1999, and audited consolidated statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for their fiscal year then ended, and (b) the unaudited consolidated balance sheets of Borrower and its Subsidiaries as at June 30, 2000, and unaudited consolidated statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter. Such financial statements fairly present in all material respects the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries as at such dates and for such periods, in conformity with GAAP, consistently applied, provided that the balance sheets and statements referred to in (b) above are subject to normal year-end audit adjustments and do not contain footnotes.

        4.6 No Other Liabilities; No Material Adverse Effect. Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the financial statements or notes thereto described in Section 4.5. There has been no Material Adverse Effect since December 31, 1999.

        4.7 Title to and Location of Property. Borrower and its Subsidiaries have good and valid title to all the Property reflected in the financial statements described in Section 4.5, other than Property subsequently sold in the ordinary course of business, free and clear of all Liens and Rights of Others other than Liens or Rights of Others permitted pursuant to Section 6.7.
Schedule 4.7 hereto sets forth the street address for all material interests in real Property owned or held by Borrower or any of its Subsidiaries.

        4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the unrestricted right to use, all trademarks, trade names, copyrights, patents, patent rights, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict would have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole.

        4.9 Public Utility Holding Company Act. Neither Borrower nor any Subsidiary thereof is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        4.10 Litigation. Except for (i) any matter fully covered (subject to usual deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (ii) any matter, or series of related or similar matters, involving a claim against Borrower or any of its Subsidiaries of less than $500,000, and (iii) matters set forth in Schedule 4.10 and in the financial statements (or the notes thereto) described in Section 4.5, there are no actions, suits or proceedings pending or, to the best knowledge of Borrower, threatened against or affecting Borrower or any of its Subsidiaries or any

Property of any of them in any court of Law or before any Governmental Agency that would impair Borrower's or any Subsidiary's financial condition or ability to repay the Loans.

        4.11 Binding Obligations. Each of the Credit Documents to which Borrower or any Subsidiary thereof is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar Laws relating to or affecting creditors' rights generally or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

        4.12 No Default. No event has occurred and is continuing that is a Default.

        4.13 ERISA Plans. With respect to each Plan maintained by Borrower or any of its ERISA Affiliates:

                (a) such Plan complies in all material respects with ERISA and any other applicable Laws to the extent that noncompliance may reasonably be expected to have a Material Adverse Effect;

                (b) such Plan has not incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA);

                (c) no "reportable event" (as defined in Section 4043 of ERISA) has occurred; and

                (d) neither Borrower nor any of its ERISA Affiliates has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code) that may reasonably be expected to have a Material Adverse Effect; and

                (e) Neither Borrower nor any of its Subsidiaries has incurred or expects to incur any withdrawal liability to any Multiemployer Plan that may reasonably be expected to have a Material Adverse Effect.

        4.14 Regulations T, U and X; Investment Company Act. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" or "margin security" within the meanings of Regulations T, U or X, respectively, of the Board of Governors of the Federal Reserve System. No part of the proceeds of any Loan hereunder will be used to purchase or carry any such "margin security" or "margin stock" or to extend credit to others for the purpose of purchasing or carrying any such "margin security" or "margin stock" in violation of Regulations T, U or X of said Board of Governors. Neither Borrower nor any of its Subsidiaries is or is required to be registered under the Investment Company Act of 1940.

        4.15 Disclosure. No written statement made by Borrower or any Subsidiary thereof to any Creditor in connection with this Agreement, or in connection with any Loan, or in connection with the issuance of any Letter of Credit, contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading. To the best knowledge of Borrower, there is no fact which Borrower has not disclosed to any Creditor in writing which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to prove to affect materially and adversely the business, operations, Properties, prospects, profits or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or the ability of Borrower and its Subsidiaries to perform their Obligations under the Credit Documents.

        4.16 Tax Liability. Borrower and its Subsidiaries have filed all income tax returns which are required (including any extensions obtained pursuant to applicable Law) to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any Subsidiary thereof, except such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained.

        4.17 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or overtly threatened involving Borrower or any of its Subsidiaries that could have a Material Adverse Effect.

        4.18 Environmental Matters. Except as disclosed on Schedule 4.18 and in the financial statements (or the notes thereto) described in Section 4.5, (i) the real Property of Borrower and its Subsidiaries and the operations conducted thereon do not violate any applicable Law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any restrictive covenant or deed restriction (recorded or otherwise), including without limitation all applicable zoning ordinances and building codes, flood disaster Laws and Environmental Laws and regulations, in any respect which could have a Material Adverse Effect; (ii) without limitation of clause (i) above, such real Property and the operations conducted by Borrower, its subsidiaries or any current or prior owner or operator of such real Property or operation, are not in violation of or subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by any governmental authority or to any remedial obligations under any Environmental Laws which, if determined adversely to Borrower and its Subsidiaries, could have a Material Adverse Effect; (iii) all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the operation or use of the real Property of Borrower, including without limitation past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment, have been duly obtained or filed, except where the failure to obtain or file same would not have a material adverse effect on the business, operations or condition (financial or otherwise) of Borrower; (iv) all significant amounts of hazardous waste generated at the real Property of Borrower have in the past been and shall continue to be transported, treated and disposed of only by carriers maintaining valid permits under RCRA and any other Environmental Laws and only at treatment, storage and disposal facilities maintaining valid permits under RCRA and any other Environmental Law, which carriers and facilities have been and are, to the best of Borrower's knowledge, operating in compliance with such permits or are exempt from obtaining such permits; (v) Borrower has no actual or constructive knowledge of the disposal or other release of any hazardous substance or solid waste, or the threatened release of hazardous substances, on or to the real Property of Borrower except in compliance with Environmental Laws, and that it has not been notified of same by any Governmental Agency; (vi) Borrower has no material contingent liability in connection with any release or threatened release of any hazardous substance or solid waste into the environment; and (vii) the use which Borrower makes or intends to make of Borrower's real Property will not result in the unlawful or unauthorized disposal or other release of any hazardous substance or solid waste on or to the real Property of Borrower. The terms "hazardous substance," "release" and

"threatened release" have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") have the meanings specified in RCRA; provided, however, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided further that, to the extent the laws of any state in which any of the real Property of Borrower is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply with regard to the real Property of Borrower located in such state.

        4.19 Projections. The projections and each of the pro forma financial statements and certificates delivered to the Administrative Agent and the Lenders in accordance with clauses (d), (g) and (h) of the definition of "Permitted Acquisition" represent Borrower's best estimate, as of the date of each such statement, of the future financial performance of Borrower and its Subsidiaries for the periods set forth therein. Such pro forma financial statements are based on facts, as of the date of each such statement, known to Borrower and on assumptions that, as of the date of each such statement, are reasonable and consistent with such facts. No material (in amount and likelihood) fact or assumption is omitted as a basis for such pro forma financial statements which, in Borrower's reasonable business judgment, should be included, and such pro forma financial statements are reasonably based on such facts and assumptions.

                                   ARTICLE 5.
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

                So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall, and shall cause each of its Subsidiaries to, unless the Required Lenders otherwise consent in writing:

        5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof, upon their respective income or profits or any part thereof or upon any right or interest of the Administrative Agent or any Lender under any Credit Document, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid
(a) any income or gross receipts tax generally applicable to Lenders or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited, or (c) miscellaneous taxes not willfully unpaid in an aggregate amount not greater than $500,000 so long as by reason of such nonpayment no material item or portion of Property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited.

        5.2 Preservation of Existence. Other than where the failure of which would not result in a Material Adverse Effect, preserve and maintain their respective existences, licenses, rights, franchises and privileges in the jurisdiction of their formation and all authorizations, consents, approvals, orders, licenses, permits, or exemptions from, or registrations with, any Governmental Agency that are necessary for the transaction of their respective business, and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties.

        5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except that the failure to maintain, preserve and protect a particular item of Property or equipment that is not of significant value, either intrinsically or to the operations of Borrower and its Subsidiaries, taken as a whole, shall not constitute a violation of this covenant.

        5.4 Maintenance of Insurance. Maintain liability and casualty insurance with responsible insurance companies in such amounts and against such risks as is usually carried by responsible companies engaged in similar businesses and owning similar Properties in the general areas in which Borrower and its Subsidiaries operate, nor shall the coverage or terms or exclusions thereof be materially modified, without at least thirty (30) days prior written notice to the Administrative Agent.

        5.5 Compliance With Laws. Comply with the requirements of all applicable Laws and orders of any Governmental Agency, noncompliance with which could materially adversely affect the business, operations or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, except that Borrower and its Subsidiaries need not comply with a requirement then being contested by any of them in good faith by appropriate proceedings so long as no interest of any Creditor would be materially impaired thereby.

        5.6 [RESERVED].

        5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

        5.8 Compliance With Agreements, Duties and Obligations. Promptly and fully comply with all their respective agreements, duties and obligations under the Credit Documents, and under any other agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such other agreements, indentures, leases and/or instruments are with any Creditor or another Person, except where failure to comply with any such agreement, indenture, lease or instrument (other than any Credit Document) would not have a Material Adverse Effect.

        5.9 Use of Proceeds. The proceeds of the Loans, the Letters of Credit and the Swing Line Loans shall be used (a) on the Closing Date, to refinance the obligations of Borrower and its Subsidiaries under the Existing Credit Agreement, and (b) thereafter (i) to finance Capital Expenditures permitted hereby, (ii) to provide for working capital and other general corporate purposes of Borrower and its Subsidiaries, (iii) to fund Distributions permitted by
Section 6.3, and (iv) to finance Permitted Acquisitions.

        5.10 Subsidiary Guaranty. Cause each of its Subsidiaries, hereafter formed or acquired, to execute and deliver a joinder of the Guaranty as soon as practicable, but in any event within 5 days following such formation or acquisition.

        5.11 [RESERVED].

        5.12 Inspection Rights. Upon reasonable notice, at any time during regular business hours and as often as requested upon reasonable prior notice (but not so as to unreasonably interfere with the business of the Borrower), permit the Administrative Agent or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the operations of Borrower and its Subsidiaries, and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees, and accountants, and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the senior management of Borrower. All reasonable expenses incurred by the Creditors in connection with this Section shall be promptly reimbursed by the Borrower.

        5.13 Interest Rate Protection Agreement. If at any time the Outstanding Obligations are in excess of $60,000,000, and either (a) the Leverage Ratio as of the last day of the then most recently ended Fiscal Quarter for which a Compliance Certificate is required to have been delivered was in excess of 2.50:1.00, or (b) giving pro forma effect to any Indebtedness incurred since such date to the Leverage Ratio as of such date, the Pro Forma Leverage Ratio as of that date is in excess of 2.50:1.00, then Borrower, within ninety (90) days thereafter, shall enter into a Swap Agreement, in form and content and on terms and conditions satisfactory to the Administrative Agent, which shall provide interest rate protection to Borrower with respect to a portion of its Indebtedness in an amount equal to or greater than at least fifty percent of the principal amount of the then outstanding principal balance of the Loans.

                                   ARTICLE 6.
                               NEGATIVE COVENANTS

                So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall not, and shall cause each of its Subsidiaries to not, unless the Required Lenders otherwise consent in writing:

        6.1 Disposition of Property. Make any Disposition of their Property, whether now owned or hereafter acquired, other than Dispositions of the types described below made when no Default or Event of Default exists or would result therefrom:

        (a) obsolete or worn-out Property, tools or equipment no longer used or useful in its business or Real Property no longer used or useful in their business;

        (b) any inventory or other Property sold or disposed of in the ordinary course of business; and

        (c) other Dispositions of Property having an aggregate fair market value which is not in excess of $10,000,000.

        6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, except mergers, consolidations or amalgamations of a Subsidiary of Borrower into Borrower (with Borrower as the surviving entity) or into any other Subsidiary of Borrower and mergers conducted pursuant to Permitted Acquisitions where Borrower or its pre-existing Subsidiary is the survivor thereof.

        6.3 Distributions. Make any Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, other than:

                (a) Distributions from any Subsidiary of Borrower to Borrower;

                (b) Provided that no Default or Event of Default exists or would result therefrom Borrower may repurchase shares of its common stock held by employees or former employees pursuant to employee stock ownership plans in existence on the Closing Date in an aggregate amount not to exceed $1,000,000 in any Fiscal Year; and

                (c) other Distributions made when no Default or Event of Default exists or would result therefrom in an aggregate amount not to exceed $10,000,000 during any period of twelve consecutive months or $25,000,000 during the term of this Agreement.

        6.4 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, 5% or more of the capital stock of any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

        6.5 ERISA. At any time, permit any Plan to: (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws in all material respects; (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, may reasonably be expected to result in any Material Adverse Effect, or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so may reasonably be expected to result in a Material Adverse Effect.

        6.6 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, as conducted and presently proposed to be conducted.

        6.7 Liens, Negative Pledges and Rights of Others. Create, incur, assume or suffer to exist any Lien, Negative Pledge prohibiting the granting of Liens to the Creditors or any Right of Others of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

                (a) Liens and Negative Pledges described on Schedule 6.7;

                (b) Permitted Encumbrances and Permitted Rights of Others;

                (c) Liens and Negative Pledges in favor of the Administrative Agent and the Lenders under the Credit Documents;

                (d) Liens securing Indebtedness and Liens securing real property financings, in each case to the extent permitted under Section 6.8(c) and Negative Pledges in favor of the holders of such Indebtedness with respect to such Property;

                (e) any Lien or Negative Pledge to the extent constituting a renewal, extension, refunding, refinancing or replacement of any Lien or Negative Pledge referred to in clauses (a); provided that the Indebtedness secured by any such Lien or Negative Pledge shall not be increased, or (c) of this Section, provided that such Lien or Negative Pledge relates solely to the Property which was subject to the Lien or Negative Pledge securing the obligation so renewed, extended, refunded, refinanced or replaced.

        6.8 Indebtedness and Contingent Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation except:

                (a) Indebtedness existing on the Closing Date and described on
        Schedule 6.8;

                (b) Indebtedness and Contingent Obligations under the Credit Documents;

                (c) purchase money Indebtedness (including Indebtedness incurred within one hundred eighty (180) days of such purchase for the purpose of financing such purchase), Capital Lease Obligations and real estate financing Indebtedness incurred when no Default or Event of Default has occurred and remains continuing, provided that the aggregate principal amount of such purchase money Indebtedness, real estate financing Indebtedness and Capital Lease Obligations outstanding at any time does not exceed $15,000,000;

                (d) Indebtedness consisting of one or more Swap Agreements entered into with respect to the Obligations;

                (e) Subordinated Obligations incurred when no Default or Event of Default exists;

                (f) unsecured Indebtedness to sellers in connection with Permitted Acquisitions in an aggregate principal amount not to exceed $5,000,000 at any time; and

                (g) amendments, renewals, extensions and refinancings of any of the Indebtedness and Capital Lease Obligations described in the foregoing clauses of this Section, to the extent that the then current principal amount thereof is not increased.

        6.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) transactions between or among any of Borrower and its Subsidiaries, (b) employment arrangements with officers and directors of the Borrower in the ordinary course of business and (c) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

        6.10 Change in Fiscal Year. Change its Fiscal Year.

        6.11 Payment or Prepayment of Subordinated Obligations. Pay or prepay any principal (including sinking fund payments), interest or any other amount with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation, except Borrower may pay interest in accordance with the terms of any Subordinated Obligation so long as there has not occurred and is then continuing any Default or Event of Default.

        6.12 Leverage Ratio. Permit the Leverage Ratio as of the last day of any Fiscal Quarter of Borrower and its Subsidiaries ending during any period specified below to exceed the designated ratios for the periods specified below:

                     Period                          Maximum Ratio
                     ------                          -------------
        Closing Date through and including             3.00:1.00
        third Fiscal Quarter in 2002

        Fourth Fiscal Quarter in 2002 through          2.75:1.00
        and including the third Fiscal Quarter in
        2004

        Thereafter                                     2.50:1.00

        6.13 Minimum EBITDA. Permit Adjusted EBITDA, for the period of four fiscal quarters ending on the last day of any Fiscal Quarter to be less than the sum of $25,000,000 plus (a) 75% of the cumulative Acquired EBITDA since the Closing Date, and minus (b) 100% of the cumulative EBITDA attributable to any Person or assets sold, transferred or otherwise disposed of by Borrower or its

Subsidiaries following the Closing Date for the most recent twelve month period prior to such sale, transfer or other disposition.

        6.14 Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter of Borrower and its Subsidiaries to be less than 3.00:1.00.

        6.15 Net Worth. Permit Net Worth as of any date to be less than the sum of (a) $80,000,000, plus (b) 75% of Net Income for each Fiscal Quarter which has ended following the Closing Date (without deduction for any net loss occurring in any such Fiscal Quarter), plus (c) 75% of the aggregate amount of the Net Cash Proceeds of each issuance of equity securities by Borrower or any of its Subsidiaries following the Closing Date, minus (d) the aggregate amount of the Distributions made by Borrower pursuant to Section 6.3(c).

        6.16 Capital Expenditures. Make or commit to make any Capital Expenditure other than:

                (a) Capital Expenditures made during each Fiscal Year described below in an aggregate amount not to exceed the amount set forth opposite that Fiscal Year

        Fiscal Year Ending     Maximum Amount
        ------------------     --------------
        December 31, 2000      $17,000,000
        December 31, 2001      $11,400,000
        December 31, 2002      $ 9,400,000
        December 31, 2003      $ 9,000,000
        December 31, 2004      $ 9,500,000
        December 31, 2005      $10,000,000;

        provided that any such amount not expended during any Fiscal Year may instead be carried over and expended in the immediately succeeding Fiscal Year (but not in any subsequent Fiscal Year);

                (b) additional Capital Expenditures made during Borrower's Fiscal Year ending December 31, 2000 and each subsequent year in an amount which does not exceed, during any such Fiscal Year, 1.5 times the depreciation during that Fiscal Year (determined in accordance with GAAP) associated with assets acquired pursuant to Permitted Acquisitions, provided that any such amount not expended during any Fiscal Year may instead be carried over and expended in the immediately succeeding Fiscal Year (but not in any subsequent Fiscal Year); and

                (c) to the extent treated as Capital Expenditures in accordance with GAAP, the amount of the consideration paid in connection with Permitted Acquisitions.

        6.17 Acquisitions and Investments. Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, make any Acquisition or Investment other than:

                (a) Permitted Acquisitions;

                (b) Investments in Cash and Cash Equivalents;

                (c) other Investments in an aggregate amount not to exceed $5,000,000; and

                (d) Investments made in the ordinary course of business pursuant to (i) Ducommun Incorporated Executive Compensation Deferral Plan dated May 5, 1993 and (ii) Ducommun Incorporated Compensation Deferral Plan No. 2 dated October 15, 1994.

                                   ARTICLE 7.
                     INFORMATION AND REPORTING REQUIREMENTS

        7.1 Financial and Business Information. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remain outstanding, Borrower shall, unless the Required Lenders otherwise consent in writing, deliver to the Administrative Agent for provision to each Lender, at Borrower's sole expense:

                (a) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter of Borrower (including the last fiscal quarter of each fiscal year, provided that with respect to such last quarter the financial statements required hereby may be in preliminary form, prior to year-end audit adjustments), (i) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as at the end of such quarter, setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of their preceding fiscal year and (ii) consolidated and consolidating statements of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such quarter and for the portion of their fiscal year ended with such quarter, setting forth in comparative form the corresponding figures for the corresponding periods of their preceding fiscal year, all in reasonable detail. The preceding financial statements shall be certified by a Responsible Official of Borrower as fairly presenting the financial condition, results of operations and changes in financial position of Borrower and its Subsidiaries in accordance with GAAP, consistently applied, as at such date and for such periods, subject only to normal year-end audit adjustments and the absence of footnotes.

                (b) As soon as practicable, and in any event within 90 days after the close of each Fiscal Year of Borrower, (i) the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, setting forth in comparative form the corresponding figures as at the end of their preceding fiscal year, and (ii) the consolidated statement of profit and loss and of changes in financial position of Borrower and its Subsidiaries for such fiscal year, setting forth in comparative form the corresponding figures for their previous fiscal year, all in reasonable detail. Such balance sheets and statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated balance sheet and consolidated statements shall be accompanied by a report and opinion of independent public accountants of nationally recognized standing selected by Borrower and reasonably satisfactory to Lender, which report and opinion shall be prepared in accordance with generally accepted auditing principles as at such date, and shall be subject only to such qualifications and exceptions as are acceptable to the Required Lender.

                (c) Within 45 days after the end of each Fiscal Quarter of Borrower (or more frequently, if requested by the Administrative Agent), a consolidated and consolidating project backlog (with work in progress information on major projects, if requested by the Administrative Agent) of Borrower and its Subsidiaries.

                (d) Promptly after request by the Administrative Agent, copies of any detailed audit reports or recommendations submitted to Borrower or any of its Subsidiaries by independent accountants in connection with the accounts or books of Borrower or any of its Subsidiaries, or any audit of any of them.

                (e) Promptly after request by any Lender, copies of any report or other document filed by Borrower or any of its Subsidiaries with any Governmental Agency.

                (f) Within ten days of the filing or sending thereof, copies of each annual report, proxy or financial statement or other report or communication sent to the shareholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the Securities and Exchange Commission or any similar or corresponding Governmental Agency or with any securities exchange.

                (g) As soon as practicable, and in any event within two Business Days after a corporate officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default, a written notice specifying the nature and period of existence thereof and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto.

                (h) Promptly upon a corporate officer of Borrower becoming aware that (i) a dispute exists between Borrower or any of its Subsidiaries and any Governmental Authority or law enforcement authority which, if determined adversely to Borrower or its Subsidiary, would have a material adverse effect on Borrower or its Subsidiary, together with written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiary is taking or proposes to take with respect thereto, (ii) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries in excess of $500,000 that is not fully covered by insurance, (iii) any creditor or lessor under a written credit agreement or material lease has asserted a default thereunder on the part of Borrower or any of its Subsidiaries or (iv) any Person commenced a legal proceeding with respect to a claim against Borrower or any of its Subsidiaries under a contract that is not a credit agreement or material lease in excess of $500,000 or which otherwise may reasonably be expected to result in a material adverse effect on Borrower and its Subsidiaries, taken as a whole, together with a written notice describing the pertinent facts relating thereto and what action Borrower or its Subsidiaries are taking or propose to take with respect thereto.

                (i) Updated projections for Borrower and its Subsidiaries (prepared on a consolidated and consolidating basis), as follows: (1) within 60 days prior to the end of each Fiscal Year, the strategic/long range plan on an annual basis for the Fiscal Years from present through December 31, 2005, and (2) within 30 days after the end of each Fiscal Year, the annual operating plan for the current Fiscal Year; such projections required by (1) and (2) above each to be in form and detail satisfactory to the Administrative Agent, and each to be submitted together with the certification of Borrower's chief financial officer stating that the projections are based on facts known to Borrower and on assumptions that are reasonable and consistent with such facts, that no material (in amount and likelihood) fact or assumption has been omitted as a basis for such projections which, in Borrower's reasonable business judgment, should be included, and that such projections are reasonably based on such facts and assumptions.

                (j) Promptly upon request, such other information, financial or otherwise, as the Administrative Agent or the Required Lenders may reasonably request.

        7.2 Compliance Certificates. So long as any Loan remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitments remain outstanding, Borrower shall, unless the Required Lenders otherwise consent in writing, deliver to the Administrative Agent, at Borrower's sole expense, not later than 60 days after the end of each fiscal quarter of Borrower, a Compliance Certificate (a) setting forth computations showing, in detail satisfactory to the Administrative Agent, whether Borrower and its Subsidiaries were in compliance with their obligations pursuant to Sections 6.12 through 6.17; and (b) stating that a review of the activities of Borrower and its Subsidiaries during such fiscal period has been made under supervision of the certifying Responsible Official with a view to determining whether during such fiscal period Borrower and its Subsidiaries performed and observed all their respective Obligations under the Credit Documents, and either (i) stating that, to the best knowledge of the certifying Responsible Official, during such fiscal period, Borrower and its Subsidiaries performed and observed each covenant and condition of the Credit Documents applicable to them, or (ii) if Borrower and its Subsidiaries have not performed and observed such covenants and conditions, specifying all such Defaults and their nature and status.

                                   ARTICLE 8.
                                   CONDITIONS

        8.1 Closing Conditions. The obligation of each Lender to make the initial Advance to be made by it on the Closing Date, and the obligation of Bank of America to make available the initial Swing Line Advances and Letters of Credit, are each subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                        (1) executed counterparts of this Agreement, sufficient
                in number for distribution to the Administrative Agent, each Lender, Borrower and their respective counsel;

                        (2) the Notes executed by Borrower payable to the order
                of each Lender;

                        (3) with respect to Borrower and any and each Subsidiary
                of Borrower, such documentation as the Administrative Agent may require to establish the due organization, valid existence and good standing of Borrower and each such Subsidiary, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform any Credit Documents to which it is a Party, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of articles of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                        (4) the Guaranty executed by all Subsidiaries of
                Borrower;

                        (5) the written legal opinion of James Heiser, General
                Counsel for the Borrower, and Gibson, Dunn & Crutcher LLP, special counsel for Borrower and each of the Guarantors;

                        (6) the fee letter described in Article 3;

                        (7) a Certificate of a Responsible Official of Borrower
                certifying that the conditions specified in Sections 8.1(b), 8.1(c) and 8.1(d) have been satisfied and setting forth the Leverage Ratio as of the last Fiscal Quarter ending prior to the Closing Date; and

                        (8) such other certificates, documents, consents or
                opinions as the Administrative Agent or any Lender reasonably may require.

                (b) The representations and warranties of Borrower contained in
        Article 4 shall be true and correct.

                (c) Borrower and its Subsidiaries and any other Parties shall be in compliance with all the terms and provisions of the Credit Documents, and no Default shall have occurred and be continuing.

                (d) No Material Adverse Effect shall have occurred since December 31, 1999.

                (e) The Administrative Agent and the Lead Arranger shall have received payments of the fees described in Sections 3.2 through 3.6 to be paid on the Closing Date, together with reimbursement for their expenses invoiced prior to the Closing Date.

        8.2 Any Increasing Loan, Etc. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of each Lender to make any Advance which would increase the principal amount outstanding under the Notes, the obligation of the Issuing Lender to issue any Letter of Credit, and the obligation of the Swing Line Lender to make any Swing Line Loan, are subject to the following conditions precedent:

                (a) the representations and warranties contained in Article 4, other than Sections 4.4(a), 4.5, 4.6 (first sentence), 4.10 and 4.19, shall be true and correct on and as of the date of the Loan or issuance, as the case may be, as though made on and as of that date; there shall be no actions, suits or proceedings pending against or affecting Borrower or any of its Subsidiaries or any Property of any of them in any court of Law or before any Governmental Agency which might reasonably be expected adversely to have a Material Adverse Effect; no Material Adverse Effect shall have occurred and be continuing since the Closing Date; no Default shall have occurred and be continuing; the Administrative Agent shall have timely received a properly completed Request for Loan or Request for Letter of Credit, as the case may be, in compliance with all applicable provisions of Article 2; and Administrative Agent shall have received, dated as of the date of the Loan or issuance, as the case may be, a Certificate of a Responsible Official of Borrower to the effect that all of the above conditions have been satisfied, with any changes or exceptions thereto being described in a schedule attached to such certificate and with such changes or exceptions being subject to the approval of Administrative Agent; and

                (b) Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent such other certificates, documents, consents or opinions as Administrative Agent reasonably may require.

                                   ARTICLE 9.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

        9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor, shall constitute an Event of
Default:

                (a) Borrower (i) fails to pay any principal on any of the Notes, or any portion thereof, on the date when due, (ii) fails to make any payment with respect to any Letter of Credit when due, or (iii) fails to make any payment of principal with respect to any Swing Line Advance when due; or

                (b) Borrower fails to pay any interest on any of the Notes, or any fees under Article 3 or any portion thereof, within two Business Days after the date when due; or fails to pay any other fee or amount payable to the Lenders under any Credit Document, or any portion thereof, within five Business Days after demand therefor; or

                (c) Borrower fails to comply with any of the covenants contained in Article 6;

                (d) Borrower or any other Obligor fails to perform or observe any other covenant or agreement (not specified in clauses (a), (b) or (c) above) contained in any Credit Document on its part to be performed or observed within twenty-five Business Days after the giving of notice by the Administrative Agent or the Required Lenders of such Default; or

                (e) Any representation or warranty of Borrower or any other Obligor made in any Credit Document proves to have been incorrect when made or reaffirmed, or in any certificate or other writing delivered by Borrower pursuant to any Credit Document, proves to have been incorrect when made or reaffirmed; or

                (f) Any failure to comply with Section 7.1(g) that is materially adverse to the interest of any Creditor; or

                (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money or in connection with the purchase or lease of Property, or any guaranty of present or future indebtedness for borrowed money or issued in connection with the purchase or lease of Property, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise (other than any such obligation under an unsecured promissory note or related documentation, executed by Borrower or any of its Subsidiaries in favor of the seller in any Permitted Acquisition, that is being contested in good faith), which equals or exceeds in the aggregate, $1,000,000 or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money or in connection with the purchase or lease of Property, or of any guaranty of present or future indebtedness for borrowed money or issued in connection with the purchase or lease of Property (other than any such obligation under an unsecured promissory note or related documentation, executed by Borrower or any of its Subsidiaries in favor of the seller in any Permitted

        Acquisition, that is being contested in good faith), which equals or exceeds in the aggregate, $1,000,000 if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due, or has commenced judicial or nonjudicial action to collect such indebtedness or to foreclose or otherwise realize upon security held therefor; or

                (h) Any Credit Document, at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in the reasonable opinion of the Lenders, is materially adverse to the interests of the Lenders; or any Party thereto denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind same; or

                (i) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 (which is not covered by insurance) and such judgment remains unsatisfied, unvacated, or unstayed pending appeal within thirty days after the date of entry of judgment, or in any event later than five days prior to the date of any proposed sale thereunder; or

                (j) Borrower or any of its Subsidiaries is the subject of an order for relief in a Bankruptcy case, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for forty-five days; or institutes or consents to any Bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar case or proceedings relating to it or to all or any part of its Property under the Laws of any jurisdiction; or any similar case or proceeding is instituted without the consent of that Person and continues undismissed or unstayed for forty-five days; or

                (k) Any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material Property or portion thereof of any such Person and is not released, vacated or fully bonded within forty-five days after its issue or levy; or

                (l) Borrower or any Subsidiary thereof is dissolved or liquidated or all or substantially all of the assets of Borrower or any Subsidiary of Borrower are sold or otherwise transferred in violation of the provisions of this Agreement without the written consent of the Required Lenders; or

                (m) An event or set of events occurs which has or could reasonably be expected to have a material adverse effect on (i) the validity or enforceability of this Agreement, any other agreement or document executed in connection with this Agreement, or the ability of the Administrative Agent and the Lenders to enforce their legal remedies thereunder; or (ii) the condition (financial or otherwise), business operations or prospects of Borrower and its

        Subsidiaries, taken as a whole, which could in turn reasonably be expected to impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform their obligations under this Agreement and all such other documents and agreements; or

                (n) The occurrence of any one or more of the following events with respect to Borrower or any Subsidiary, provided such event or events could reasonably be expected, in the judgment of the Administrative Agent, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of Borrower with respect to a Plan:

                        (1) A reportable event shall occur with respect to a
                Plan which is, in the reasonable judgment of Lender likely to result in the termination of such Plan for purposes of Title IV of ERISA.

                        (2) Any Plan termination (or commencement of proceedings
                to terminate a Plan) or Borrower's full or partial withdrawal from a Plan.

        9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Credit Documents, or by applicable Law, or in equity, or otherwise:

                (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

                        (i) the Commitments to make Advances, the obligation of
                the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Advances and all other obligations of the Creditors to the Obligors and all rights of Borrower and the other Obligors under the Credit Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders or the Required Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Required Lenders, as the case may be, to reinstate the Commitments and make further Advances, and cause the Issuing Lender to issue further Letters of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                        (ii) the Issuing Lender may, with the approval of the
                Administrative Agent on behalf of the Required Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Lender as cash collateral hereunder; and

                        (iii) the Required Lenders may request the
                Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and may declare all or any part of the unpaid principal of the Notes, all interest accrued and unpaid thereon and all other amounts payable under the Credit Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without



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

                protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                (b) Upon the occurrence of any Event of Default described in
        Section 9.1(j):

                        (i) the Commitments to make Advances, the obligation of
                the Issuing Lender to issue Letters of Credit, the obligation of the Swing Line Lender to make Swing Line Advances and all other obligations of the Creditors to the Obligors and all rights of Borrower and any other Obligors under the Credit Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances and to cause the Issuing Lender to issue further Letters of Credit, which determination shall apply equally to, and shall be binding upon, all the Lenders;

                        (ii) an amount equal to the aggregate amount of all
                outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Lender in an interest-bearing account as collateral hereunder; and

                        (iii) the unpaid principal of all Notes, all interest
                accrued and unpaid thereon and all other amounts payable under the Credit Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                (c) Upon the occurrence and during the continuance of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Credit Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Credit Document), may proceed (but only with the consent of the Required Lenders) to protect, exercise and enforce their rights and remedies under the Credit Documents against Borrower and any other Obligor and such other rights and remedies as are provided by Law or equity.

                (d) The order and manner in which the Lenders' and the Administrative Agent's rights and remedies are to be exercised shall be determined by the Required Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Credit Documents bear to the aggregate Obligations owed under the Credit Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Credit Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Credit Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Credit Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Credit Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                                   ARTICLE 10.
                            THE ADMINISTRATIVE AGENT

        10.1 Appointment and Authorization. Each Creditor hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Loans and the other Obligations and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Credit Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

        10.2 Administrative Agent and Affiliates. Bank of America (and each successor Administrative Agent) has the same rights and powers under the Credit Documents as any other Lender and may exercise the same as though it was not the Administrative Agent, and the term "Lender" or "Lenders" includes Bank of America in its individual capacity. Bank of America (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it was not the Administrative Agent and without any duty to account therefor to the Lenders. Bank of America (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender (other than with respect to funds it receives on behalf of any Lender) and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

        10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Credit Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including attorneys' fees and disbursements and other professional services and the allocated costs of attorneys employed by the Administrative Agent or a Lender), each Lender shall have an interest in the Lenders' interest in any collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Credit Documents bear to the aggregate Obligations owed under the Credit Documents to all the Lenders, without priority or preference among the Lenders.

        10.4 Creditors' Credit Decisions. Each Creditor agrees that it has, independently and without reliance upon the Administrative Agent, any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Creditor also agrees that it shall, independently and without reliance upon any other Creditor or the directors, officers, agents, employees or attorneys of any other Creditor, continue to make its own independent credit analyses and decisions in acting or not acting under the Credit Documents.

        10.5 Action by Administrative Agent.

                (a) Absent actual knowledge of the Administrative Agent of the existence of a Default or Event of Default, the Administrative Agent may assume that no Default or Event of Default has occurred and is continuing, unless the Administrative Agent has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

                (b) The Administrative Agent has only those obligations under the Credit Documents as are expressly set forth therein.

                (c) Except for any obligation expressly set forth in the Credit Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, provided that (i) the Administrative Agent shall be required to act or not act upon the instructions of the Required Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all of the other Creditors, and (ii) the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Credit Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

                (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders, which notice shall specify a requested action with respect thereto (such notice, a "Default Action Request"), and shall act or not act upon the instructions of the Required Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that (i) the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Credit Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and (ii) if the Required Lenders (or all the Lenders, if required under Section 11.2) fail, for five Business Days after the receipt of the Default Action Request from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent shall (A) treat such failure to respond as an affirmative response to the Default Action Request and (B) act in accordance therewith.

                (e) The Administrative Agent shall have no liability to any Creditor for acting, or not acting, as instructed by the Required Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

        10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Credit Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

                (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender.

                (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower and/or its Subsidiaries or the Lenders, and shall not be liable for any action taken or not taken by it in accordance with this Article 10 and in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

                (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Credit Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Credit Documents.

                (d) Except to the extent expressly set forth in the Credit Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Credit Documents or to inspect any collateral or the Property, books or records of Borrower or its Subsidiaries.

                (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Credit Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral.

                (f) Will not incur any liability by acting or not acting in reliance upon any Credit Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

                (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Credit Document, including, without limitation, principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Creditors (and, to the extent applicable Borrower and/or its Subsidiaries or Affiliates) shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

        10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify and hold the Administrative Agent, the Lead Arranger and their respective directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent or the Lead Arranger) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Credit Documents (other than losses incurred by reason of the failure of Borrower to pay the indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent and the Lead Arranger thereunder, except such as result from their own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent and the Lead Arranger upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent or the Lead Arranger in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Credit Documents, to the extent that Borrower or any other Party is required by Section
11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section shall entitle the Administrative Agent or the Lead Arranger to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of its Subsidiaries, and the Administrative Agent shall promptly refund to the Lenders any amount for which it is indemnified for which it later receives duplicative reimbursement.

        10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Required Lenders shall, resign as Administrative Agent upon thirty days notice to the Lenders and Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or, during the continuation of an Event of Default, required). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated (except for any liabilities incurred prior to such termination). After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3,
11.11 and 11.22, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor administrative agent as provided for above.

        10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to any Creditor in respect of any failure by any Creditor to perform any of its obligations to any other Creditor under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Credit Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of any Creditor, Borrower's obligations to the Lenders in respect

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of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

                                   ARTICLE 11.
                                  MISCELLANEOUS

        11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Creditors provided herein, in the Notes and in the other Credit Documents are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of any Creditor in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of
Article 8 are inserted for the sole benefit of the Creditors; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Creditors' rights to assert them in whole or in part in respect of any other Loan.

        11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Credit Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Obligor therefrom, may in any event be effective unless in writing signed or approved in writing by the Required Lenders or by the Administrative Agent with the consent of the Required Lenders (and, in the case of any amendment, modification or supplement to (i) Article 10, signed by the Administrative Agent, and (ii) any Credit Document, signed by the Obligors party thereto), and then only in the specific instance and for the specific purpose given. No amendment, modification, supplement, termination, waiver or consent shall (a) increase the Aggregate Commitment without the consent of the Required Lenders; provided that no such increase shall increase the Commitment or decrease the Pro Rata Share of any Lender absent the consent of that Lender, (b) extend, postpone or delay the date for payment of any principal of or interest on any Loan or any fees payable hereunder or under any other Credit Document without the consent of the Required Lenders and each Lender directly affected thereby, or (c) reduce the principal amount of any Loan, the rate of interest payable with respect thereto or any fees or other amounts payable hereunder or under any other Credit Document (or change the method of calculating any of the foregoing) without the consent of the Required Lenders and each Lender directly affected thereby. Without the consent of all of the Lenders, no amendment, modification, supplement, termination, waiver or consent shall (a) permit the term of any Letter of Credit to exceed one year or extend beyond the Maturity Date or permit the Aggregate Effective Amount of all outstanding Letters of Credit to exceed $5,000,000 (unless such Letters of Credit are supported by cash collateral in a manner acceptable to the Administrative Agent), (b) amend the provisions of the definition of "Required Lenders" or this Section 11.2, (c) consent to the assignment or transfer by Borrower of its rights or obligations hereunder or release any Guarantor from the Guaranty (except to the extent that such Guarantor is the subject of a Disposition permitted hereby), or (d) amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders. Any amendment, modification, supplement, termination, waiver or consent pursuant to this
Section 11.2 shall apply equally to, and shall be binding upon, all of the Creditors.

        11.3 Costs, Expenses and Taxes. Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor:

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                (a) the reasonable out-of-pocket costs and expenses of the
        Administrative Agent in connection with the negotiation, preparation, syndication, administration, execution and delivery of the Credit Documents;

                (b) the reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with any amendment to the Credit Documents or any waiver of the terms thereof; and

                (c) the reasonable costs and expenses of the Administrative Agent and, after a Default, the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Credit Documents, and any matter related thereto.

The foregoing costs and expenses shall include the actual environmental review fees, filing fees, recording fees, title insurance premiums and fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including, without duplication, reasonably allocated costs of legal counsel employed by the Administrative Agent or, with respect to Section 11.3(c) any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any Obligor. Such costs and expenses shall also include, in the case of any amendment or waiver of any Credit Document requested by Borrower, the administrative costs of the Administrative Agent reasonably attributable thereto. Borrower shall pay any and all documentary, recording, stamp and other taxes, and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Credit Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Business Day following the date of demand for payment at the Default Rate.

        11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Credit Document and no action taken by any Creditor pursuant hereto or thereto may, or may be deemed to, make any of the Creditors a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Lender's obligation to make any Advance pursuant hereto is several and not joint or joint and several, and in the case of the initial Advance only, is conditioned upon the performance by all other Lenders of their obligations to make initial Advances. A default by any Lender will not increase the Commitment of any other Lender. Any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default, but is not obligated to do so.

        11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Credit Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Obligors, will survive the making of the Loans hereunder and the execution and delivery of the Notes, and have been or will be relied upon by each Creditor, notwithstanding any investigation made by the Creditors or on their behalf.

        11.6 Notices. Except as otherwise expressly provided in the Credit Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Credit Document must be in writing and must be mailed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Credit Document or, as to any party to any Credit Document, at any other address as may be designated by it in a written notice sent to all other parties to such Credit Document in accordance with this Section. Except as otherwise expressly provided in any Credit Document, if any notice, request, demand, direction or other communication required or permitted by any Credit Document is given by mail it will be effective on the earlier of receipt or the fifth calendar day after deposit in the United States mail with first class or airmail postage prepaid; if given by telecopier, when receipt is confirmed; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

        11.7 Execution of Credit Documents. Unless the Administrative Agent otherwise specifies with respect to any Credit Document, (a) this Agreement and any other Credit Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Credit Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Credit Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

        11.8 Binding Effect; Assignment.

                (a) This Agreement and the other Credit Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower and the Creditors, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), provided that the consent of Borrower to assignments shall not be required when any Default or Event of Default has occurred and remains continuing, (ii) such assignment shall be evidenced by an Assignment Agreement, a copy of which shall be furnished to the Administrative Agent as provided below, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Commitment equivalent to less than

        $10,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment Agreement, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Assignment Agreement. Upon the effective date of such Assignment Agreement, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under the Credit Documents. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note) to such assignee Lender, a Note evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender, a Note evidencing the remaining balance Pro Rata Share retained by the assigning Lender.

                (c) By executing and delivering an Assignment Agreement, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Credit Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations;
        (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment Agreement; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement and the other Credit Documents as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment Agreement delivered to it. After receipt of a completed Assignment Agreement executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Eligible Assignee (which fee shall not be required when such Eligible Assignee is an Affiliate of the assigning Lender), the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised list of the Pro Rata Shares of the Lenders giving effect thereto.

                (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions (including another Lender) in a portion of its Pro Rata Share; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged,
        (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation Agreement so provides, for the purposes of Sections 3.7, 3.8, 11.11 and 11.22 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Commitment as it then exists and shall not restrict an increase in the Aggregate Commitments, or in the granting Lender's Commitment, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Credit Documents other than those which (A) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest payable with respect to the participation, any fee or any other monetary amount payable to the participant, or (C) reduce the amount of any installment of principal due under the Notes in a manner which affects the participant.

                (g) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to one or more SPC's established or maintained by that Granting Lender the option to provide all or any part of any Loan or Advance that such Granting Lender would otherwise be obligated to make, provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if a SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, (iii) the rights of any such SPC shall be derivative of the rights of the Granting Lender, and each SPC shall be subject to all of the restrictions upon the Granting Lender herein contained, and (iv) the use of any SPC shall not increase any costs of Borrower hereunder. Each SPC shall be conclusively presumed to have made arrangements with its Granting Lender for the exercise of voting and other rights hereunder in a manner which is acceptable to the SPC, and the Administrative Agent, the other Creditors, Borrower and each other Party shall be entitled to rely upon and deal solely with the Granting Lender with respect to Loans and Advances made by or through its SPC. The making of a Loan by a SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof, provided that the Granting Lender for each SPC hereby agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of their inability to institute any such proceeding against its SPC. In addition, notwithstanding anything to the contrary contained in this Section 11.8, any SPC may (i) with notice to, but without the prior written consent of, the Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of the Granting Lender to make Loans hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Credit Documents except for those amendments or waivers for which the consent of participants is required under Section 11.8(e)(vi), and (ii) disclose on a confidential basis (in the same manner described in Section 11.14) any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

        11.9 Right of Setoff. If an Event of Default has occurred and is continuing, each Creditor may (but only with the consent of the Required Lenders) exercise its rights under Article 9 of the Uniform Commercial Code and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower or any Property of Borrower in its possession against the Obligations.

        11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws
(a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

        11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Creditors and their directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action, if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, any other Obligor, their respective Affiliates or any of their respective partners, officers, directors or stockholders relating to the Commitments, the use or contemplated use of proceeds of any Loan, Letter of Credit or Swing Line Advance, or the relationship between any such Person and the Creditors under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and (c) any and all liabilities, losses, costs or expenses (including reasonable attorneys' fees and, without duplication, the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for (i) any loss caused by its own gross negligence or willful misconduct, (ii) any claims or causes of action between two or more of the Creditors or (iii) as to any claim asserted by that Indemnitee against Borrower to the extent that Borrower prevails on that claim in a final and non-appealable determination by a court of competent jurisdiction or an arbitrator appointed in accordance herewith. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Each Indemnitee may (i) contest the validity, applicability and amount of such claim, demand, action or cause of action with counsel of its own choosing and (ii) reasonably (as determined by a Lender providing credit facilities substantially similar to those described in this Agreement) settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnities hereunder. Any Indemnitee that proposes to so settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding. Any obligation or liability of Borrower to any Indemnitee under this
Section 11.11 shall survive the expiration or termination of this Agreement, the repayment of all Loans, the expiration or termination of all Letters of Credit and the payment and performance of all other Obligations owed to the Lenders.

        11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

                (a) Any inspections of any Property of Borrower made by or through the Creditors are for purposes of administration of the Loans and Letters of Credit only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

                (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Creditors pursuant to the Credit Documents, no Creditor shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by any Creditor;

                (c) The relationship between each Obligor and Creditors is, and shall at all times remain, solely that of borrower and lenders; no Creditor shall under any circumstance be construed to be a partner or joint venturer with Borrower or its Affiliates; no creditor shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary or other special relationship with Borrower or its Affiliates, or to owe any fiduciary duty or other special duty to Borrower or its Affiliates; no Creditor undertakes or assumes any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Creditors in connection with such matters is solely for the protection of the Creditors and neither Borrower nor any other Person is entitled to rely thereon; and

                (d) The Creditors shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower or its Affiliates and Borrower hereby indemnifies and holds each Creditor harmless from any such loss, damage, liability or claim.

        11.13 Nonliability of Responsible Official. In the absence of actual fraud, no Certificate of a Responsible Official delivered hereunder shall create personal liability on the part of such Responsible Official for performance or payment hereunder of any of the Credit Documents.

        11.14 No Third Parties Benefitted. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower and the Creditors in connection with the Loans, Letters of Credit and Swing Line Advances and is made for the sole benefit of Borrower, the Creditors and the Creditors' successors and assigns. Except as provided in Sections 11.8,
11.11 and 11.14, no other Person shall have any rights of any nature hereunder or by reason hereof.

        11.15 Confidentiality. Subject to clause (b) of this Section, each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (i) to other Lenders; (ii) to legal counsel and accountants for Borrower or any Lender;
(iii) to other professional advisors to Borrower or any Lender, provided that the recipient has accepted such information subject to a confidentiality Agreement substantially similar to this Section 11.14; (iv) to regulatory officials having jurisdiction over that Lender; (v) as required by Law or legal process or in connection with any legal proceeding to which that Lender and Borrower are adverse parties; and (vi) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Note, provided that the recipient has accepted such information subject to a written confidentiality Agreement. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and (iii) information previously disclosed by Borrower to any Person not associated with themselves without a confidentiality Agreement or obligation substantially similar to this
Section 11.14. Nothing in this Section shall be construed to create or give rise to any fiduciary duty or other special duty on the part of any Creditor to Borrower.

                (b) Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower, or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Creditor or by one or more Subsidiaries or Affiliates of that Creditor and Borrower hereby authorizes each Lender to share any information delivered to that Lender by Borrower and its Subsidiaries pursuant to the Credit Documents, or in connection with the decision of such Lender to enter into this Agreement, to any Subsidiary or Affiliate of that Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by any obligation of confidentiality as if it were a Lender hereunder. This authorization shall survive the repayment of the Obligations and the termination of the Commitments.

        11.16 Further Assurances. Borrower covenants that Borrower and each other Obligor shall, at their expense and without expense to the Creditors, do, execute and deliver such further acts and documents as any Creditor from time to time reasonably requires for the assuring and confirming unto the Creditors of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Credit Document.

        11.17 Governing Law. Except to the extent otherwise provided therein, each Credit Document shall be governed by, and construed and enforced in accordance with, the local Laws of California, without reference to the choice of law or conflicts of laws provisions thereof.

        11.18 Severability of Provisions. Any provision in any Credit Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Credit Documents are declared to be severable.

        11.19 Headings. Article and Section headings in this Agreement and the other Credit Documents are included for convenience of reference only and are not part of this Agreement or the other Credit Documents for any other purpose.

        11.20 Time of the Essence. Time is of the essence of the Credit
Documents.

        11.21 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent) on the Effective Date (or after accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8 ECI (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent) such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its LIBOR Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person.

        11.22 Integration. This Agreement, together with the other Credit Documents and the letter agreements referred to in Sections 3.2, 3.3, 3.5 and 3.6, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Creditors in any other Credit Document shall not be deemed a conflict with this Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

        11.23 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Creditors and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any of the Creditors, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of:

                (a) the presence on, in, under or attributable to any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property; and

                (b) any activity carried on or undertaken on any Real Property by Borrower, any of its Subsidiaries, or any of their respective predecessors in title, whether prior to or during the term of this Agreement (but not after the Obligations are paid in full and the Commitments terminated), and whether by Borrower, its Subsidiaries or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, its Subsidiaries or any predecessor in title, or any third persons at any time prior to the payment in full of the Obligations and the termination of the Commitments occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or affecting any Real Property.

The foregoing indemnity shall further apply to any residual contamination remaining on, in, under or affecting any Real Property, or affecting any natural resources, and to any contamination of any Real Property or related natural resources arising from the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Hazardous Materials Laws, but the foregoing indemnity shall not apply to Hazardous Materials on any Real Property, the presence of which is caused by the relevant Creditor. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Credit Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any mortgage or deed of trust on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section shall survive the expiration or termination of this Agreement and the repayment of all of the Obligations until (but not beyond) the date upon which the applicable statute of limitations for the related cause of action shall have expired.

        11.24 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

        11.25 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY CREDITOR OR ITS REPRESENTATIVES THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS.

        11.26 Removal of a Lender. Borrower shall have the right to remove a Lender as a party to this Agreement in accordance with this Section under the circumstances set forth in Sections 3.7 and 3.8(b). If Borrower is entitled to remove a Lender pursuant to this Section, upon notice from Borrower, the Lender being removed shall execute and deliver an Assignment Agreement (but shall not be obligated to pay any assignment fee) covering that Lender's Commitment in favor of one or more Eligible Assignees designated by Borrower (and acceptable to the Administrative Agent) subject to payment of a purchase price by such Eligible Assignee equal to all principal and accrued interest, fees and other amounts payable to such Lender under this Agreement through the date of assignment.

                     [THIS SPACE INTENTIONALLY LEFT BLANK -

                           SIGNATURE PAGES TO FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                              DUCOMMUN INCORPORATED, a Delaware
                              corporation

                              By: /s/  James S. Heiser
                                 ---------------------------------
                                 Name: James S. Heiser
                                 Title:  Vice President

                              Address: 111 West Ocean Boulevard
                                       Suite 900
                                       Long Beach, California  90802
                                       Telecopier:   (562) 624-0789
                                       Telephone:    (562) 624-0800

                              BANK OF AMERICA  N.A., as
                              Administrative Agent

                              By: /s/  Ronald R. Parsons
                                 ---------------------------------
                                 Name: Ronald R. Parsons
                                 Title:  Vice President

                              Address: WA1-501-37-20
                                       800 Fifth Avenue, 37th Floor
                                       Seattle, Washington  98104
                                       Attn:  Ron Parsons, Vice President
                              Telecopier: (206) 358-0971
                              Telephone:  (206) 358-7578

                              BANK OF AMERICA N.A., as Issuing Lender, Swing Line Lender and a Lender

                              By: /s/  Dean R. Glassberg
                                 ---------------------------------
                                 Name: Dean R. Glassberg
                                 Title:  Vice President

                              Address: CA6-137-02-02
                                       675 Anton Boulevard, 2nd Floor
                                       Costa Mesa, California  92626
                                       Attn:   Dean R. Glassberg
                                               Vice President
                              Telecopier: (714) 850-6586
                              Telephone:  (714) 950-6547



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

                              FIRST UNION NATIONAL BANK, as Syndication Agent and a Lender

                              By: /s/  Chris R. Hetterly
                                 ---------------------------------
                                 Name: Chris R. Hetterly
                                 Title:  Director

                              Address: 201 South College Street
                                       CP-6 (NC0760)
                                       Charlotte, North Carolina  28288
                                       Attn:  Barbara VanMeerten
                              Telecopier: (704) 715-1117
                              Telephone:  (704) 374-7115

                              WASHINGTON MUTUAL BANK, dba WM BUSINESS
                              BANK

                              By: /s/  S.C. Schumacher
                                 ---------------------------------
                                 Name: S.C. Schumacher
                                 Title:  Vice President and Manager

                              Address: 1000 Wilshire Boulevard, Suite 100
                                       Los Angeles, California  90017
                                       Attn:   Chad Schumacher
                                               Vice President and Manager
                              Telecopier: (213) 996-7780
                              Telephone:  (213) 996-7788

                              SANWA BANK CALIFORNIA

                              By: /s/  Allan Howard
                                 ---------------------------------
                                 Name: Allan Howard
                                 Title:  Vice President

                              Address: 200 Oceangate
                                       Long Beach, California  90802
                                       Attn:   Allan Howard, Vice President
                              Telecopier: (562) 435-4634
                              Telephone:  (562) 983-5600

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                                                CREDIT AGREEMENT SIGNATURE PAGE]